As filed with the Securities and Exchange Commission on September 14, 2007
Registration No. 333-142303

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM SB-2/A
(Amendment No. 2)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
(Name of small business issuer in its charter)

Florida	7373	59-1944687
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District,
Shenzhen, Guangdong, 518040
People’s Republic of China
(+86) 755 -8370-8333
(Address and telephone number of principal executive offices)
____________________________

Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
registered	registered(1)(3)	price per share	aggregate offering price)	registration fee(6)
Common stock, $0.01 par value	7,868,422	$6.85 (2)	$53,898,691(2)	$1,655
Common stock, $0.01 par value	786,841 (4)	$6.85 (5)	$5,389,861 (5)	$165
Total	8,655,263	-	59,288,552	$1,820

(1)     In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)     Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices reported on the OTC Bulletin Board on April 19, 2007.

(3)     Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4)     Represents shares of common stock issuable upon exercise of five-year warrants to purchase shares of common stock held by the selling stockholders named in this registration statement.

(5)     Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

(6)     A registration fee in the amount of $1,820 was previously paid in connection with the filing of the initial registration statement on April 23, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with |the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated September 14, 2007

8,655,263 Shares of Common Stock

This prospectus relates to 8,655,263 shares of common stock of China Public Security Technology, Inc., that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

  7,868,422 shares of common stock; and

  786,841 shares of common stock issuable upon exercise of five-year warrants.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "CPBY.OB" The closing bid price for our common stock on September 10, 2007 was $5.85, per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers are "underwriters" within the meaning of the Securities Act of 1933 (the Securities Act), and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is________, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
RISK FACTORS	10
RISKS RELATED TO OUR BUSINESS	10
RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE	11
RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH IASPEC	13
RISKS RELATED TO DOING BUSINESS IN CHINA	16
RISKS RELATED TO THE MARKET FOR OUR STOCK	20
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	21
USE OF PROCEEDS	21
DIVIDEND POLICY	22
MARKET FOR OUR COMMON STOCK	22
DILUTION	22
SELLING STOCKHOLDERS	23
PLAN OF DISTRIBUTION	26
LEGAL PROCEEDINGS	27
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
BUSINESS	46
EXECUTIVE COMPENSATION	56
CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE	57
CHANGE IN ACCOUNTANTS	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62
DESCRIPTION OF CAPITAL STOCK	63
SHARES ELIGIBLE FOR FUTURE SALE	64
WHERE YOU CAN FIND MORE INFORMATION	65
EXHIBIT INDEX	2

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Use of Certain Defined Terms and Treatment of Stock Split

Except as otherwise indicated by the context, references in this Prospectus to "CPST" "we," "us," or "our," "Successor" and the "Company" are references to the combined business of China Public Security Technology, Inc. and its wholly-owned subsidiaries, China Public Security Holdings Limited, a British Virgin Islands company, or CPSH, along with CPSH’s wholly-owned operating Chinese subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Co. Ltd.), or "Public Security," and Public Security Technology (China) Company Limited, a company formed in Hong Kong. The terms "CPST," "we," "us," or "our" in each case do not include the selling stockholders. The Predecessor refers to Shenzhen (iASPEC) Software Engineering Company Limited, to whose operations we succeeded on October 9, 2006. References to "China" and "PRC" are references to the People’s Republic of China and references to "Hong Kong" are to the Hong Kong Special Administrative Region of China. References to "RMB" are to Renminbi, the legal currency of China, and all references to "U.S. dollar," "$" and "US$" are to the legal currency of the United States.

References to "Securities Act" are references to the Securities Act of 1933, as amended and references to "Exchange Act" are references to the Securities Exchange Act of 1934, as amended.

On October 2, 2006, we effected a 4.44444444-to-1 forward split of the outstanding shares of our common stock held as of September 1, 2006. All share numbers contained in this Prospectus are adjusted to reflect this forward split.

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures in the sections of this Prospectus captioned "Description of Business" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations". All of the non-GAAP financial measures used by us in this Prospectus relate to the inclusion of financial information of iASPEC, which for accounting purposes is treated as our Predecessor company. For our 2005 fiscal year, revenues were generated from iASPEC. For the fiscal year 2006, revenues were generated from iASPEC, during the period of January 1, 2006 to October 8, 2006 (the "Predecessor Period") and by us directly through our turnkey arrangement with iASPEC or directly with clients for the period of January 17, 2006 to December 31, 2006 (the "Successor Period"). We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purposes of the analyses contained in this Prospectus. The inclusion of the financial information of iASPEC is not in accordance with US GAAP. The reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure is provided in the aforementioned sections where non-GAAP financial measures are present in this Prospectus in the columns captioned "Successor".

The Company

Overview

China Public Security Technology, Inc. is a holding company that owns all of the issued and outstanding capital stock of China Public Security Holdings Limited, a British Virgin Islands company, or CPSH. CPSH is also a holding company. We operate through CPSH’s wholly-owned operating Chinese subsidiary, Public Security Technology (PRC) Co. Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited). Through Public Security we are a China-based company providing integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems or GIS software services.

Background and Recent Developments

China Public Security Technology, Inc. was originally organized under the laws of the State of Florida, on September 19, 1979, under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc.

From our inception through October 8, 2006, we provided consulting services in the offset printing industry, targeting individual retail consumers as well as small to mid-size companies. However, as a result of the transactions discussed below, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems or GIS software services. On January 26, 2007, we changed our name to China Public Security Technology, Inc. to more accurately reflect our new business and commercial objectives.

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CPSH from our current Chairman and Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock in the aggregate. As a result of these transactions CPSH and its wholly-owned subsidiary, Public Security, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8 % of our issued and outstanding common stock. Mr. Lin has since transferred 132,065 of these shares and now holds 21,717,935 of these shares directly and 3,150,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

Management Service Agreement

From October 9 through June 30, 2007, we operated under a Business Turnkey Agreement, or Turnkey Agreement, with iASPEC, pursuant to which iASPEC exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and Public Security where Public Security was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement. At June 30, 2007, iASPEC owed Public Security $6.7 million, which represented iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with a management service agreement, or Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of August 31, 2007, iASPEC owes Public Security $2.4 million under the Management Service Agreement, which is due and payable on October 31, 2007. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. "Net Received Profit" means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number. "Net Losses" means the net losses of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a negative number. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a letter agreement, or Letter Agreement, dated September 12, 2007, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of August 31, 2007, iASPEC has repaid $2.3 million of the true-up amount, which leaves a balance of $4.4 million. Therefore, the total amount owed by iASPEC at August 31, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $6.8 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into a purchase option agreement, or Option Agreement, with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security, or its designee(s), an exclusive, irrevocable option to purchase from the iASPEC shareholders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by Public Security upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements, requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Our Business

We are a holding company that only operates through our Chinese subsidiary, Public Security Technology (PRC) Co. Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited). Through the subcontracting services provided for in our Management Service Agreement with iASPEC, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems or GIS software services. Our mostly public sector customers use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Dongfang Public Security Bureau of Hainan Province. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services. In fiscal year 2006, 55% of our revenues were generated under our exclusive commercial arrangement with iASPEC. However, fulfillment of certain Police-Use GIS, or PGIS, contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which Public Security does not have. The Management Service Agreement anticipates that iASPEC will fulfill all obligations for PGIS contracts, Public Security will receive 100% of the net received profit of iASPEC, net of an annual fee of $180,000, and Public Security will reimburse iASPEC for all net losses incurred by iASPEC.

Address and Phone Number

Our corporate headquarters are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People’s Republic of China. Our telephone number is (+86) 755 -8370-8333. We maintain a website at www.chinacpby.com that contains information about our subsidiaries CPSH and Public Security, but that information is not a part of this prospectus.

The Offering

Common stock offered by selling stockholders	8,655,263 shares. This number represents 21.5% of our outstanding common stock. (1)

Common stock outstanding before the offering (presuming the warrants are exercised)	40,205,561 shares.

Common stock outstanding after the offering (presuming the warrants are exercised)	40,205,561 shares.

Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1) Based on 40,205,561 shares of common stock outstanding at the filing of this Registration Statement, assuming that all the warrants are exercised.
7

Summary Consolidated Financial Information

The following tables set forth key components of our results of operations for the periods indicated and key components of our revenue for the periods indicated in dollars. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purpose of the following 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH. Results of our operations for the six months ended June 30, 2006 reflects operations of the Predecessor Company. The Notes referenced refer to notes to our consolidated financial statements appearing elsewhere in this prospectus. This information should be read in conjunction with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

		PREDECESSOR	SUCCESSOR
		SIX MONTHS	SIX MONTHS
		ENDED	ENDED
		JUNE 30	JUNE 30
	NOTES	2006	2007

REVENUE - THIRD PARTIES		$5,235,219	$2,963,480

REVENUE - RELATED PARTY	5	-	5,476,256

TOTAL REVENUES		5,235,219	8,439,736

COST OF REVENUES		(1,885,545)	(808,543)

GROSS PROFIT		3,349,674	7,631,193

ADMINISTRATIVE EXPENSES		(642,842)	(627,179)

ANNUAL FEE TO iASPEC		-	(90,000)

SELLING EXPENSES		(119,116)	(243,801)

INCOME FROM OPERATIONS		2,605,716	6,670,213

OTHER INCOME		-	27,792

INCOME BEFORE TAX		2,605,716	6,698,005

INCOME TAXES	3	(396,201)	-

NET INCOME		2,209,515	6,698,005

FOREIGN CURRENCY TRANSLATION ADJUSTMENT		156,810	338,663

COMPREHENSIVE INCOME		$2,366,325	$7,036,668

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC		N/A	37,766,363

DILUTED		N/A	38,109,593

EARNINGS PER SHARE
BASIC		N/A	$0.18
DILUTED		N/A	$0.18

8

	PREDECESSOR		SUCCESSOR	COMBINED
		JANUARY 1	JANUARY 17
	YEAR ENDED	THROUGH	THROUGH	YEAR ENDED
	DECEMBER 31	OCTOBER 8	DECEMBER 31	DECEMBER 31
	2005	2006	2006	2006

REVENUE - THIRD PARTIES	$5,023,065	$9,644,332	$989,755	$10,634,087

REVENUE - RELATED PARTY	-	-	1,185,449	1,185,449

TOTAL REVENUES	5,023,065	9,644,332	2,175,204	11,819,536

COST OF REVENUES	(2,292,785)	(3,739,518)	(89,934)	(3,829,452)

GROSS PROFIT	2,730,280	5,904,814	2,085,270	7,990,084

ADMINISTRATIVE EXPENSES	(474,822)	(924,196)	(97,510)	(1,021,706)
ANNUAL FEE TO iASPEC	-	-	(45,000)	(45,000)
SELLING EXPENSES	(184,494)	(157,855)	(60,013)	(217,868)

INCOME FROM OPERATIONS	2,070,964	4,822,763	1,882,747	6,705,510

OTHER INCOME	62,296	6,584	1,305	7,889

INCOME BEFORE TAX	2,133,260	4,829,347	1,884,052	6,713,399

INCOME TAXES	(321,000)	(749,381)	(289,403)	(1,038,784)

NET INCOME	1,812,260	4,079,966	1,594,649	5,674,615

FOREIGN CURRENCY TRANSLATION GAIN	-	268,305	-	268,305

COMPREHENSIVE INCOME	$1,812,260	$4,348,271	$1,594,649	$5,942,920

WEIGHTED AVERAGE NUMBER OF SHARES	N/A	N/A	26,958,104	N/A

BASIC AND DILUTED EARNINGS PER SHARE	N/A	N/A	$0.06	N/A

9

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our inability to develop new products and service offerings could have an adverse effect on our future growth.

Our future revenue stream depends to a large degree on our ability to utilize our technology in a way that will allow us to offer new types of software applications and services to a broader client base. We will be required to make investments in research and development in order to continue to develop new software applications and related service offerings, enhance our existing software applications and related service offerings and achieve market acceptance of our software applications and service offerings. We may incur problems in the future in innovating and introducing new software applications and service offerings. Our development-stage software applications may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we are unable to successfully define, develop and introduce competitive new software applications, and enhance existing software applications, our future results of operations would be adversely affected. Development schedules for software applications are difficult to predict. The timely availability of new applications and their acceptance by customers are important to our future success. A delay in new the development of new applications could have a significant impact on its results of operations.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose any of these customers.

Historically, a significant portion of our revenues have been derived from a limited number of customers. For the years ended December 31, 2006 and 2005, 31.9% and 45.4% of our revenues, respectively, were derived from our five largest customers. The loss of any of these significant customers would adversely affect our revenues and stockholder value.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jiang Huai Lin, our Chairman and Chief Executive Officer, and Zhi Xiong Huang our director. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Investor confidence and market price of our shares may be adversely impacted if we are unable to correct a material weakness in our internal controls over our financial reporting identified by our independent registered public accountants.

During the second quarter of 2007, in connection with its review of our condensed, consolidated financial statements for the quarter ended March 31, 2007, our independent registered public accounting firm reported a material weakness in our internal controls over our ability to produce financial statements free from material misstatements. Our independent registered public accounting firm reported a material weakness resulting from the combination of the following significant deficiencies: (a) lack of timely identification, research and resolution of accounting issues and lack of documentation of consideration of recent accounting pronouncements; (b) lack of documentation and review of financial information by our accounting personnel with direct oversight responsibility, and lack of analysis and reconciliation of certain accounts on a periodic basis, and the failure of the accounting system to provide information related to expenditures on a project-by-project basis; (c) absence of documented controls over our related party transactions; and (d) lack of technical accounting expertise among senior financial staff regarding US GAAP and the requirements of the PCAOB, and regarding the preparation of draft financial statements. We have taken steps to address these deficiencies by restructuring our relationship with iASPEC to address our controls over related party transactions with iASPEC, and by hiring additional accounting personnel to assist us in the timely identification, research and resolution of accounting issues and with our documentation processes. We are also seeking to engage a third-party accounting firm to assist management in evaluating complex accounting issues on an as-needed basis. We believe that these steps will correct the material weaknesses described above, however, if our independent registered public accountants are not satisfied with our internal control structure and procedures, they may decline to attest to our management’s assessment of these procedures or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace, which could negatively impact the market price of our shares.

Investor confidence and market price of our shares may be adversely impacted if we or our independent registered public accountants are unable to attest to the adequacy of the internal controls over our financial reporting as of December 31, 2008, as required by Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

We will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC. The SEC, as directed by Section 404 of the U.S. Sarbanes-Oxley Act of 2002, adopted rules requiring public companies, including us, to include a report of management of their internal control structure and procedures for financial reporting in their annual reports on Form 10-KSB that contains an assessment by management of the effectiveness of their internal controls over financial reporting. In addition, independent registered public accountants of these public companies must attest to and report on management’s assessment of the effectiveness of their internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-KSB for the fiscal year ended on December 31, 2007, although the auditor attestation will not be required until our annual report on Form 10-KSB for the fiscal year ended on December 31, 2008. Our management may conclude that our internal controls over financial reporting are not effective. Moreover, even if our management concludes otherwise, if our independent registered public accountants are not satisfied with our internal control structure and procedures, the level at which our internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from us, they may decline to attest to our management’s assessment or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the market price of our shares.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATING TO THE INDUSTRY IN WHICH WE OPERATE

Our inability to keep pace with the rapid technological changes in our industry could reduce demand for our products and services which would adversely affect our revenues.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. We believe that the timely development of new products and continuing enhancements to existing products is essential to maintain our competitive position in the marketplace. Our future success depends in part upon customer and market acceptance of our products and initiatives, which is uncertain. Any failure to achieve increased acceptance of these and other new product offerings could have a material adverse effect on our business and results of operations.

Unfavorable economic conditions may affect the level of technology spending by our customers and the demand for our products and services may decrease.

The revenue growth and profitability of our business depend on the overall demand for software products and related services, particularly within the private sector. Because our strategy involves a sale of our products and services primarily to customers in the private sector, our business depends on the overall economy and the economic and business conditions within this market. Any future stock market decline or broad economic slowdown will affect the demand for our software products and related services and decrease technology spending of many of our customers and potential customers. These events could have a material effect on us in the future, including, without limitation, on our future revenue and earnings.

Our software products may contain defects or errors, which could decrease sales, injure our reputation or delay shipments of our products.

The software products that we develop are complex and must meet the stringent technical requirements of our customers. In addition, to keep pace with the rapid technological change in our industry and to avoid the obsolescence of our software products, we must quickly develop new products and enhancements to existing products. Because of this complexity and rapid development cycle, we cannot assure you that our software products are free of undetected errors, especially in newly released software products and new versions of existing software products. If our software is not free of errors, this could result in litigation, fewer sales, increased product returns, damage to our reputation and an increase in service and warranty costs, which would adversely affect our business.

Our technology may become obsolete which could materially adversely affect our ability to sell our products and services.

If our technology, products and services become obsolete, our business operations would be materially adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our current products will require continuous upgrading or our technology will become obsolete. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements. Research and development costs of $0 and $0 were expressed during the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 respectively. There were no Research and development expenses in the Successor Period. Instead, costs that are incurred to produce the finished product after technological feasibility is established are capitalized. Software development costs of $331,491 and $102,953 were capitalized during the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 respectively.

We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust.

The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures. We may not be able to correct a problem in a timely manner. Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services and result in negative publicity that could cause us to lose customer accounts or fail to obtain new accounts. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, or impaired quality and speed of transaction processing. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly any newly developed or purchased modules with our existing systems.

If we are not able to adequately secure and protect our patent, trademark and other proprietary rights our business may be materially affected.

Under the Management Service Agreement, we license 16 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations, and we cannot assure you that the measures we take to protect our proprietary rights are adequate.

Claims that we infringe the proprietary rights of third parties could result in significant expenses or restrictions on our ability to sell our products and services.

Third parties may claim that our products or services infringe their proprietary rights. Any infringement claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert our management's attention from our core business. In the event of a successful infringement claim against us, we may have to pay significant damages, incur substantial legal fees, develop costly non-infringing technology, or enter into license agreements that require us to pay substantial royalties and that may not be available on terms acceptable to us, if at all.

RISKS RELATING TO OUR COMMERCIAL RELATIONSHIP WITH IASPEC

Jiang Huai Lin’s association with iASPEC could pose a conflict of interest which may result in iASPEC decisions that are adverse to our business.

Jiang Huai Lin, our president and chief executive officer and the beneficial owner of 63% of our common stock also beneficially owns 60% of iASPEC, from whom we derived 55% of our revenues in the fiscal year ended December 31, 2006 pursuant to existing commercial arrangements. As a result, conflicts of interest may arise from time to time and these conflicts may negatively affect our operations and potentially result in the loss of opportunities.

If iASPEC or its shareholders violate our contractual arrangements with it, our business could be disrupted and we may have to resort to litigation to enforce our rights which may be time consuming and expensive.

Our operations are currently dependent upon our commercial relationship with iASPEC. During the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007 we derived 55% and 65% of our revenues, respectively, from the provision of services to iASPEC customers, pursuant to our existing commercial arrangements with iASPEC. A significant portion of these revenues have not yet been collected. At June 30, 2007, iASPEC owed Public Security $6.7 million under the terminated Turnkey Agreement, $2.3 million of which has been paid as of August 31, 2007, and the $4.4 million balance of which is due and payable on or before December 31, 2007. In addition, as of August 31, 2007, iASPEC owed Public Security $2.4 million under the Management Service Agreement, which is required to be repaid by October 31, 2007. Therefore, the total amount owed by iASPEC at August 31, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $6.8 million. Amounts owed by iASPEC under the Management Service Agreement for each subsequent quarter will be due and payable no later than the last day of the month following the end of each such quarter. If iASPEC or its shareholders are unwilling or unable to perform their obligations under our commercial arrangements with it, including payment of revenues under the Management Service Agreement as they become due each quarter, we will not be able to conduct our operations in the manner currently planned. In addition, iASPEC may seek to renew these agreements on terms that are disadvantageous to us. Although we have entered into a series of agreements that provide us with substantial ability to control iASPEC, we may not succeed in enforcing our rights under them. If we are unable to renew these agreements on favorable terms, or to enter into similar agreements with other parties, our business may not be able to operate or expand, and our operating expenses may significantly increase.

Uncertainties in the PRC legal system may impede our ability to enforce the commercial agreements that we have entered into with iASPEC or any arbitral award thereunder and any inability to enforce these agreements could materially and adversely affect our business and operation.

While disputes under the Management Service Agreement and the Option Agreement with iASPEC are subject to binding arbitration before the Shenzhen Branch of the China International Economic and Trade Arbitration Commission ("CIETAC") in accordance with CIETAC Arbitration Rules, the agreements are governed by PRC law and an arbitration award may be challenged in accordance with PRC law. For example, a claim that the enforcement of an award in our favor will be detrimental to the public interest, or that an issue does not fall within the scope of the arbitration would require us to engage in administrative and judicial proceedings to defend an award. China’s legal system is a civil law system based on written statutes and unlike common law systems, it is a system in which decided legal cases have little value as precedent. As a result, China’s administrative and judicial authorities have significant discretion in interpreting and implementing statutory and contractual terms, and it may be more difficult to evaluate the outcome of administrative and judicial proceedings and the level of legal protection available than in more developed legal systems. These uncertainties may impede our ability to enforce the terms of the Management Service Agreement, the Option Agreement and the other contracts that we may enter into with iASPEC. Any inability to enforce the Management Service Agreement and Option Agreement or an award thereunder could materially and adversely affect our business and operation.

If iASPEC fails to comply with the confidentiality requirements of certain of its customer contracts, then iASPEC could be subject to sanctions and could lose its business license, which in turn would significantly disrupt or shut down our operations.

The business and operations of iASPEC, the owner and licensor to us of the copyrighted software applications and other intellectual property that are essential to the operation of our business, is subject to Chinese contractual obligations and laws and regulations that restrict its use of security information and other information that it obtains from its customers in the public security sector. For some of its contracts with government agencies, iASPEC has agreed to keep confidential all technical and commercial secrets obtained during the performance of services under the contract. iASPEC or its shareholders could violate these contractual obligations and laws and regulations by inadvertently or intentionally disclosing confidential information or by otherwise failing to operate its business in a manner that complies with these contractual and legal obligations. A violation of these agreements could result in the significant disruption or shut down of our business or adversely affect our reputation in the market. If iASPEC or its shareholders violate these contractual and legal obligations, we may have to resort to litigation to enforce our rights under our contractual obligations with iASPEC. This litigation could result in the disruption of our business, diversion of our resources and the incurrence of substantial costs.

A majority of the share capital of iASPEC is held by our major shareholder, who may cause these agreements to be amended in a manner that is adverse to us.

Our major shareholder, Jiang Huai Lin, controls iASPEC. As a result, Mr. Lin may be able to cause our commercial arrangements with iASPEC to be amended in a manner that will be adverse to our company, or may be able to cause these agreements not to be renewed, even if their renewal would be beneficial for us. Although we have entered into an agreement that prevents the amendment of these agreements without the approval of the members of our Board other than Mr. Lin, we can provide no assurances that these agreements will not be amended in the future to contain terms that might differ from the terms that are currently in place. These differences may be adverse to our interests.

Our arrangements with iASPEC and its shareholders may be subject to a transfer pricing adjustment by the PRC tax authorities which could have an adverse effect on our income and expenses.

We could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with iASPEC and its shareholders were not entered into based on arm’s length negotiations. Although our contractual arrangements are similar to other companies conducting similar operations in China, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. Such an adjustment may require that we pay additional PRC taxes plus applicable penalties and interest, if any.

The shares purchased by the investors in our recent private placement transaction are subject to redemption in the event that the PRC government takes action that unwinds our restructuring transaction. Any such redemption would materially adversely affect our liquidity and capital resources since we would have to return the funds raised in the private placement.

If any PRC governmental agency takes action that materially and adversely affects the transactions contemplated by the restructuring agreement and we are unable to undo the adverse governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the investors in the private placement transaction that closed on January 31, 2006 and February 5, 2006, within 60 days of the occurrence of such governmental action, then if asked, we are obligated, as liquidated damages, to redeem the shares purchased by such investors, within 30 days of their demand, for an amount equal to the investor’s entire investment amount without interest. If the PRC government takes action that triggers this redemption right, then our liquidity and capital resources would be materially adversely affected as we would be required to return the funds raised in the private placements.

The exercise of our option to purchase part or all of the equity interests in or assets of iASPEC under the Option Agreement might be subject to approval by the PRC government. Our failure to obtain this approval may impair our ability to substantially control iASPEC and could result in actions by iASPEC that conflict with our interests.

Our Option Agreement with iASPEC gives our Chinese operating subsidiary, Public Security, the option to purchase all or part of the equity interests in or assets of iASPEC, however, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the laws of China, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding Mergers and Acquisitions would technically apply to the transaction. Application of these regulations require an examination and approval of the transaction by China’s Ministry of Commerce, or MOFCOM, or its local counterparts. Also, an appraisal of the equity or assets to be acquired is mandatory. However, our local PRC counsel has advised us that Shenzhen and other local counterparts of MOFCOM hold the view that such a transaction would not require their approval. Therefore, we do not believe at this time that an approval and an appraisal are required for Public Security to exercise its option to acquire iASPEC in Shenzhen. In light of the different views on this issue, however, it is possible that the central MOFCOM office in Beijing will issue a standardized opinion imposing the approval and appraisal requirement. If we are not able to purchase the equity or assets of iASPEC, then we will lose a substantial portion of our ability to control iASPEC and our ability to ensure that iASPEC will act in our interests.

Our right to elect a majority of the members on iASPEC’s Board of Directors and other provisions of the Management Service Agreement may be viewed by iASPEC’s customers as a change in control of iASPEC, which could subject iASPEC to sanctions and loss of its business license, which in turn would significantly disrupt or shut down our operations.

Our new commercial arrangement with iASPEC gives us the right to designate two Chinese citizens to serve as senior managers of iASPEC, serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, iASPEC will require the affirmative vote of the majority of the our Board of Directors, as well as at least one non-insider director, for completing certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. However, fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities, such as iASPEC, that possess the necessary PRC government licenses and approvals, and any change in control may be viewed under PRC law as creating a new entity. If iASPEC’s government customers view these Management Service Agreement provisions as a change in control of iASPEC or as evidence of iASPEC’s failure to operate its business in a manner that complies with its contractual obligations or with related laws and regulations. Such a perception could result in the cancellation or invalidation of iASPEC’s licenses and permits. A loss by iASPEC of its licenses and permits could result in the significant disruption or shut down of our business or adversely affect our reputation in the market.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

• Level of government involvement in the economy;

• Control of foreign exchange;

• Methods of allocating resources;

• Balance of payments position;

• International trade restrictions; and

• International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities which could have an adverse effect on our ability to operate in China.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

  quarantines or closures of some of our offices which would severely disrupt our operations,

  the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe that our stockholders, who are PRC residents as defined in Circular 75, have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of an SPV which acquires, directly or indirectly, an equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of an SPV which has fully completed its acquisition of an equity interest in domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of an SPV applies to an offshore company such as us which has acquired equity interests in of PRC domestic entities for cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

On August 9, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should the RMB appreciate against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

The discontinuation of any preferential tax treatments or other incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

Our subsidiary Public Security is a sino-foreign joint venture enterprise and has enjoyed certain special or preferential tax treatments regarding foreign enterprise income tax in accordance with the "Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises" and its implementing rules. Accordingly, Public Security expects to receive a full exemption from the foreign enterprise income tax or EIT for 2007 and 2008, and a further 12.5%% tax exemption for 2009, 2010 and 2011. However, on March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which will be effective on January 1, 2008. This new corporate income tax unifies the corporate income tax rate, cost deduction and tax incentive policies for both domestic and foreign-invested enterprises. According to the new corporate income tax law, the applicable corporate income tax rate of our operating subsidiary will be moved up to a rate of 25% over a five-year grandfather period. We expect the measures to implement this grandfather period to be enacted by the PRC government in the coming months and we will make an assessment of what the impact of the new unified tax law is expected to be in the grandfather period. The discontinuation of any such special or preferential tax treatment or other incentives could have an adverse affect our business, financial condition and results of operations.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions which may affect our ability to sell our securities on the secondary market.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Trading in our common stock is volatile. Our stock is currently trading at under $5.00 per share and as such, it is designated a "penny stock." As a "penny stock", our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Market volatility may affect our stock price, and the value of our common stock may experience sudden decreases.

There has been, and will likely continue to be, significant volatility in the market price of securities of technology companies, including ours. These fluctuations can be unrelated to the operating performance of these companies. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

  announcements of new products by us or our competitors;

  litigation involving us;

  quarterly fluctuations in our financial results or other software companies' financial results;

  shortfalls in our actual financial results compared to our guidance or results previously forecasted by stock market analysts;

  acquisitions or strategic alliances by us or our competitors;

  any stock repurchase program;

  the gain or loss of a significant customer; and

  general conditions in the software industry and conditions in the financial markets.

A decline in the market price of our common stock may adversely impact our ability to attract and retain employees. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

The number of shares being registered for sale is significant in relation to our trading volume, which could depress the market price of our shares.

All of the shares registered for sale on behalf of the selling stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as "restricted shares" in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Mr. Jiang Huai Lin, our Chairman, President and Chief Executive Officer, beneficially owns 63% of our outstanding voting securities. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. When used in this Prospectus, the words "anticipate", "believe", "estimate", "expect", "intend", "plan" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect management's current view of us concerning future events and are subject to certain risks, uncertainties and assumptions, including among many others: our potential inability to raise additional capital, the possibility that third parties hold proprietary rights that preclude us from marketing our products, the emergence of additional competing technologies, changes in domestic and foreign laws, regulations and taxes, changes in economic conditions, uncertainties related to China's legal system and economic, political and social events in China, a general economic downturn, a downturn in the securities markets, Securities and Exchange Commission regulations which affect trading in the securities of "penny stocks," and other risks and uncertainties. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Prospectus as anticipated, estimated or expected.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted under the symbol "CPBY.OB" on the Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. Our CUSIP number is 16942F103. The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices are adjusted to reflect the 4.44444444 for 1 forward split of our common stock that we effected on October 2, 2006.

	Closing Bid Prices (1)
	High	Low
Year Ended December 31, 2007
1st Quarter	$8.00	$7.65
2nd Quarter	$5.31	$5.03
3rd Quarter (through September 10,	$5.47	$5.11
2007)

Year Ended December 31, 2006
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	$2.25	$0.68
4th Quarter	$5.50	$0.56

Year Ended December 31, 2005
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	N/A	N/A

________________________

(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by Yahoo Finance for the periods indicated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Holders

On September 10, 2007, there were approximately 60 stockholders of record of our common stock.

DILUTION

Our net tangible book value per share as of June 30, 2007 was $0.56 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and copyrights and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 8,655,263 shares of our common stock that were issued to selling stockholders pursuant to transactions described below which are exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement Transaction

On January 16, 2007, we entered into a securities purchase agreement, or Securities Purchase Agreement, with two accredited Investors, or Investors, led by Pinnacle China Fund, L.P., pursuant to which, as amended, we agreed to issue and sell to the Investors up to 7,868,422 shares of our common stock equaling 19.96% of our issued and outstanding capital stock, for a purchase price, in the aggregate, of up to $14,950,001.80 or $1.90 per share, half of which was issued for one-half of the aggregate purchase price on January 31, 2007, and the remaining half of which was issued for the balance of the aggregate purchase price on February 6, 2007. We additionally represented and warranted in the Securities Purchase Agreement that, except for one contract, Shenzhen iASPEC Software Engineering Company Limited, or iASPEC, a company also controlled by our controlling stockholder, Mr. Jiang Huai Lin, would not require a certain governmental permit to perform under the Amended and Restated Turnkey Agreement, or Amended Turnkey Agreement, dated January 31, 2007, as amended, between iASPEC and our indirect Chinese Subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited), and that PST’s performance of the services under the agreement does not conflict with or violate any laws or regulations of the People’s Republic of China, or the PRC. In addition, the parties provided for a payment of liquidated damages to each of the Investors, equal to the amount of each Investor’s pro rata share of the purchase price, if (a) any government agency of the PRC takes any action that materially or adversely affects the restructuring of our arrangements with iASPEC effected simultaneously with the closing of the Securities Purchase Agreement and (b) we cannot undo such government action or otherwise address such material adverse effect to the reasonable satisfaction of the Investors within 60 days of such occurrence.

Roth Capital Partners, LLC acted as our placement agent, or Placement Agent, in connection with the offering of the shares to the Investors under the Securities Purchase Agreement. As compensation for its services, the Placement Agent received a cash fee equal to $1,046,500, representing 7% of the gross proceeds received from the sale of the shares, of which a 20% cash fee was payable by us directly to Oppenheimer & Co., Inc., for its services as a finder, or Finder, in connection with the offering. The Placement Agent will also receive warrants to purchase 550,789 shares of our common stock, representing 7% of the gross proceeds received from the sale of the shares divided by the per share price of the shares, 20% of which was also payable by us directly to the Finder. The Placement Agent and Finder warrants have a term of five years, were exercisable immediately on issuance and have an exercise price equaling up to 120% of the per share purchase price of the shares purchased by the Investors. In addition, we reimbursed the Placement Agent for reasonable out-of-pocket expenses incurred in connection with the offering and for all road show related expenses.

The foregoing securities were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. We relied upon Rule 506 of Regulation D under the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for liquidity in its investment in us and could afford the complete loss of such investment. Our Management made the determination that the investors were accredited investors as defined in Regulation D, based upon our Management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

As a condition to the first closing of the Securities Purchase Agreement on January 31, 2007, we also entered into a registration rights agreement, or Registration Rights Agreement, with the Investors, pursuant to which we are obligated to register the shares purchased by the Investors within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement under the Securities Act of 1933 on Form SB-2 or on Form S-3 (if we are eligible) covering the resale of the shares purchased by the Investors and any other shares of common stock issued to the Investors under the Securities Purchase Agreement. We are also obligated to file separate registration statements on Form SB-2 or on Form S-3 (if we are eligible) covering the resale of any 2007 and 2008 "make good" shares delivered to the Investors. If we do not register the shares purchased by the Investors and any make good shares in a timely manner or if we fail to maintain such registration once effective, then the Investors are entitled to partial liquidated damages equal to 1.0% of the aggregate contribution of each Investor up to a maximum of 10% of the aggregate amount contributed by all Investors combined. The Registration Rights Agreement also gives the Investors customary piggyback registration rights.

Also in connection with the first closing of the Securities Purchase Agreement on January 31, 2007, Mr. Lin, our majority stockholder, entered into a make good escrow agreement, or Make Good Escrow Agreement, with the Investors, pursuant to which Mr. Lin agreed to certain "make good" provisions in the event that we do not meet certain income thresholds for fiscal years 2007 and 2008. Pursuant to the Make Good Escrow Agreement, Mr. Lin established an escrow account and delivered to the escrow agent certificates evidencing 7,894,736 shares, or Make Good Shares, of our common stock held by him, along with blank stock powers, to be held for the benefit of the Investors. Mr. Lin agreed that if the after tax net income (ATNI) for our 2007 fiscal year is less than $12.5 million, then he will transfer to the Investors, on a pro rata basis, 3,947,368 of the Make Good Shares within 10 business days after our annual report on Form 10-KSB is filed for the 2007 fiscal year. Furthermore, if either our ATNI for the 2008 fiscal year is less than $21 million or our earnings per share (EPS) for the same period is less than $0.480 on a fully diluted basis, then Mr. Lin agrees to transfer to the Investors, on a pro rata basis, 3,947,368 of the Make Good Shares within 10 business days after our annual report on Form 10-KSB is filed for the 2008 fiscal year. Mr. Lin’s obligation to transfer the Make Good Shares will continue to apply to each of the Investors, even if such Investor has transferred or sold all or any portion of its securities, and each of the Investors will have the right to assign its rights to receive a pro rata portion of the Make Good Shares in conjunction with negotiated sales or transfers of any of its securities. Mr. Lin and the Investors also agreed that for purposes of determining whether or not the 2007 guaranteed ATNI, the 2008 guaranteed EPS or the 2008 guaranteed ATNI have been achieved, the release of the Make Good Shares to Mr. Lin as a result of the operation of the Make Good Agreement will not be deemed to be an expense, charge, or other deduction from our revenues even though GAAP may require contrary treatment. The Make Good Escrow Agreement will terminate upon the distribution of all the Make Good Shares.

Mr. Lin, and an entity under his control, also entered into a lockup agreement with us, pursuant to which they agreed not to transfer any of their capital stock in our Company for a one year period following the effective date of a registration statement covering the shares purchased by the Investors.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of the filing of this Registration Statement are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

		Shares of		Percentage of
	Beneficial	Common	Beneficial	Common
	Ownership	Stock	Ownership	Stock Owned
	Before the	Included in	After the	After
Name and Address	Offering (1)	Prospectus	Offering (2)	Offering(3)

Pinnacle China Fund, LP (4)	3,934,211	3,934,211	0	*
4965 Preston Park Blvd.,
Suite 240
Plano, TX 75093

The Pinnacle Fund, L.P. (5)	3,934,211	3,934,211	0	*
4965 Preston Park Blvd.,
Suite 240
Plano, TX 75093

Roth Capital Partners, LLC (6)	440,632	440,632	0	*
24 Corporate Plaza
Newport Beach, CA 92660

Oppenheimer & Co. Inc. (7)	110,157	110,157	0	*
2000 K Street NW, 8th Floor
Washington, DC 20006

Albert Li (8)	808,932	236,052	572,880	*
c/o First Asia Finance Group Limited
Room 3505-06, Edinburgh Tower
The Landmark, 15 Queens Road Central
Hong Kong
* Less than 1%

(1)     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)     Assumes that all securities offered are sold.

(3)     A total of 39,418,720 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(4)     Represents shares of our common stock with registration rights that were purchased by Pinnacle China Fund, L.P. ("Pinnacle China") during the private placement transaction. The General Partner of Pinnacle China is Pinnacle China Advisers, L.P., whose General Partner is Pinnacle China Management, LLC, the Manager of which is Kitt China Management, LLC, the Manager of which is Barry M. Kitt. Mr. Kitt exercises investment discretion and control over the shares of common stock held by Pinnacle China, and accordingly may be deemed to beneficially own the shares held by them.

(5)     Represents shares of our common stock with registration rights that were purchased by The Pinnacle Fund, L.P., ("Pinnacle"), during the private placement transaction. The General Partner of Pinnacle is Pinnacle Advisers, L.P., whose General Partner is Pinnacle Fund Management, L.L.C., the Sole Member of which is Barry M. Kitt. Mr. Kitt exercises investment discretion and control over the shares of common stock held by Pinnacle, and accordingly may be deemed to beneficially own the shares held by them.

(6)     Represents shares of common stock underlying five-year warrants to purchase common stock held by Roth Capital Partners, LLC ("Roth"). Byron Roth and Gordon Roth exercise voting and dispositive power over the shares beneficially owned by Roth.

(7)     Represents shares of common stock underlying five-year warrants to purchase common stock held by Oppenheimer & Co. ("Oppenheimer"). Albert Lowenthal, Oppenheimer’s Chief Executive Officer and Dennis McNamara, its General Counsel exercise voting and dispositive power over the shares beneficially owned by Oppenheimer.

(8)     Represents 808,932 shares of common stock held controlled by Albert Li, 236,052 shares of which represent shares of common stock underlying five-year warrants to purchase common stock issued to First Asia Finance Group Limited, a company controlled by Albert Li.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, Executive Officers and Significant Employees

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jiang Huai Lin	38	President, Chief Executive Officer, and Chairman of the Board
William Ho	27	Chief Financial Officer
Zhi Xiong Huang	38	Director
Yi Gang Shen	34	Chief Technology Officer

MR. JIANG HUAI LIN has been a member of our Board of Directors since September 6, 2006 and he became our President and Chief Executive Officer on October 3, 2006. Mr. Lin has also served as the Chairman and Chief Executive Officer of our subsidiary, Public Security, since its incorporation in January 2006. During the period from September 2000 to June 2004, Mr. Lin served as the President and Chief Executive Officer of Hong Kong United Development Group, a consolidated enterprise engaging in investment, high technology and education. Before that, during the period from February 1995 through August 2000, Mr. Lin was a Director and the General Manager of Fujian Wild Wolf Electronics Limited, a company engaged in the business of manufacturing electrical consumer products. Mr. Lin holds a Bachelor’s degree from Xiamen University.

MR. WILLIAM HO was appointed as our Chief Financial Officer on March 30, 2007 and has served as our Financial Controller since February 2007. From July 2005 to February 2007, Mr. Ho served as a Corporate Finance Executive for First Asia Finance Group Limited and was responsible for advising prospective US listing clients on accounting, deal structure and tax issues. In addition, Mr. Ho successfully assisted several Chinese enterprises to list on the NASDAQ OTCBB market. Between September 2002 and June 2005, Mr. Ho served as an auditor in the Assurance and Advisory Services of Deloitte Hong Kong and was responsible for assuring internal controls and advising clients on their accounting issues. In this capacity, Mr. Ho assisted in many engagements involving large-sized Hong Kong listed companies. Mr. Ho holds a Bachelor Degree of Finance from the City University of Hong Kong. He is also a Hong Kong Certified Public Accountant.

MR. ZHI XIONG HUANG was appointed as our Chief Operating Officer on May 10, 2007 and has served on our Board of Directors since November 28, 2006. Mr. Huang has also serves as the Vice-President of our subsidiary Public Security since its incorporation in January 2006. Since September 2002, he has also been a Vice President of Shenzhen iASPEC Software Engineering Co. Ltd. where he supervises iASPEC’s research and development activities and consults on various types of sophisticated, technical issues. Between July 2001 and March 2002, Mr. Huang served as the CFO and general manager of product development of Shenzhen Runsheng Information Systems Company Ltd. and was responsible for overseeing general operations and the accounting tasks including the handling of all finance-related matters such as financial planning, tax planning and financial forecasting. He holds a B.S. in computer science from Hehai University.

MR. YI GANG SHEN was appointed as our Chief Technology Officer on May 10, 2007. Prior to this, Mr. Shen served as the Director of the R&D Center of Shenzhen iASPEC Software Engineering Co., Ltd. from February 2006 to May 2007. From March 2003 to January 2006, Mr. Shen served as the Director of product and business development of Li Ming Network Co., Ltd., and from June 2000 to February 2003, Mr. Shen served as the Project Manager of "TOM.COM", a company listed on the Hong Kong GEM. Mr. Shen has over ten years of IT experience in different areas such as e-government and financing. Mr. Shen graduated from Lanzhou University of China where he earned a BA in Electronics and Information Science and holds the Senior Project Manager certificate awarded by China’s Ministry of Information Industry.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as set forth in our discussion below in "Certain Relationships and Related Transactions", none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC. None of the directors, director designees or executive officers to our knowledge has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

This subsection of MD&A is an overview of the important factors that management focuses on in evaluating our businesses, financial condition and operating performance, our overall business strategy and our earnings for the periods covered.

General

We are a holding company that only operates through our Chinese subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited). Through the subcontracting services provided for in our turnkey agreement with iASPEC, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security Informatization and Geographic Information Systems or GIS software services. Our mostly public sector customers use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our typical customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Dongfang Public Security Bureau of Hainan Province. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

Our Predecessor, iASPEC serves about 17 customers in over 5 cities in Guangdong Province and Hainan Province in China. One customer accounted for 13.8% of our revenues in 2006 and one customer accounted for 36% of our revenues in the first quarter of 2007.

Sources of Revenue

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services. During the 2006 fiscal year we generated 55% of our revenues from the provision of services to iASPEC customers on behalf of iASPEC pursuant to our Turnkey Agreement and during the six months ended June 30, 2007, we generated 65% of our revenues from the provision of such services. The Turnkey Agreement, dated as of October 9, 2006, among iASPEC and Public Security, provided for an exclusive subcontracting arrangement under which iASPEC, as master contractor and systems integrator with various licenses and permits, exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services did not violate any special governmental permits held by iASPEC and did not involve the improper transfer of any sensitive confidential governmental or other data). Furthermore, under the terms of the Turnkey Agreement, iASPEC granted to Public Security an exclusive license to use and install iASPEC’s proprietary software, and iASPEC licensed back from Public Security the use of the same technology on a limited basis to be used solely in connection with the performance by iASPEC of its existing customer contracts. The Turnkey Agreement also provided for a revenue-sharing arrangement between iASPEC and Public Security where Public Security was entitled to receive between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business. We were also obligated under the terms of the Turnkey Agreement to pay for our own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

Fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals that Public Security does not have. Because Public Security does not have either the PRC required licenses or the workforce necessary to perform its obligations under the Turnkey Agreement in connection with such PGIS contracts, we have relied upon iASPEC’s licenses and workforce to fulfill our obligations thereunder. Accordingly many of our costs and expenses under the Turnkey Agreement were incurred and paid by iASPEC and amounts reported by Public Security thereunder reflected contract amounts net of costs incurred by iASPEC. Since iASPEC fulfilled all our obligations for PGIS contracts under the Turnkey Agreement, substantially all costs incurred and paid for by iASPEC since our entry into the Turnkey Agreement have been allocated to Public Security and Public Security was required to continue relying exclusively on iASPEC to execute Public Security’s obligations under the Turnkey Agreement in connection with the PGIS contracts.

At June 30, 2007, amounts due from iASPEC for amounts earned during the six months ended June 30, 2007 under the Turnkey Agreement are as follows:

Revenues, per contracts	$12,713,673
Cost of sales incurred by iASPEC	(6,558,443)
Expenses paid by iASPEC on behalf of Public Security	(678,974)
Net	$5,476,256
Fee payable to iASPEC under the Turnkey Agreement	$90,000

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of August 31, 2007, iASPEC owes Public Security $2.4 million under the Management Service Agreement, which is due and payable on October 31, 2007. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a Letter Agreement, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of August 31, 2007, iASPEC has repaid $2.3 million of the true-up amount, which leaves a balance of $4.4 million.

Therefore, the total amount owed by iASPEC at August 31, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $6.8 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into a purchase option agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security, or its designee(s), an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareheolders. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by us upon 30 days’ notice and will terminate on the date that we purchase all remaining shares or assets of iASPEC, pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring, iASPEC has become our variable interest entity. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R) requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Economic and Industry Wide Factors Relevant to our Company

Our GIS software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of GIS in the private sector is still developing in China and presents a great growth opportunity for us. In the future we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private GIS market.

Our industry is characterized by extremely rapid technological change, evolving industry standards and changing customer demands. These conditions require continuous expenditures on product research and development to enhance existing products, create new products and avoid product obsolescence. As a result, our future revenue stream will depend to a large degree on our ability to utilize our technology in a way that will allow us to successfully define, develop and introduce competitive new software applications, and enhance existing software applications and services to a broader client base.

In order to address this factor we plan to make investments in research and development to:

  continue to develop new software applications and related service offerings enhance our existing software applications and related service offerings achieve market acceptance of our software applications and service offerings.

Our Predecessor, iASPEC serves about 17 customers in over 5 cities in Guangdong Province and Hainan Province in China. One customer accounted for 13.8% of our revenues in 2006.

Opportunity for Growth

Our objective is to be the leading provider of integrated solutions for public security information technology and GIS software service operations in China. Our offering of intelligence solutions will help organizations make more insightful decisions and improve the efficiency of their internal processes.

Three key elements of our strategy are as follows:

  Our Mission is to Become a "National Public Security Company"

Based on our successful track record and reputation through our exclusive commercial arrangement with iASPEC, management believes that we have significant opportunities to grow revenues from existing clients by capitalizing on our first entry advantage and the relatively high cost of switching to other vendors, and through winning follow-on contracts for subsequent phases of project implementation. In addition, we will benefit from iASPEC’s plans to expand its business into other provinces, setting up different representative offices and branches in Tianjin, Shanghai, Beijing, Nanjing, Chengdu, and Wuhan in the near future.

  Lead Industry consolidation across China to Accelerate Profitable Growth

We plan to acquire existing players in the public security information technology industry. In the short term, we plan to acquire companies with relatively high market share within major cities such as Beijing and Shanghai. In this way, we expect to capitalize on the benefits from synergy, to accelerate our growth, expand our geographic reach while consolidating our technological leadership in our core business area.

  Strengthen R&D Capability to Enhance and Expand Core Products and Further Penetrate Customer Base

We expect to provide additional value-added services and add-ons to our current platform through research and development, in order to enhance our product and service offerings and to maintain our leadership position in our core business area.

We hope that these efforts will strengthen our expertise in the private sector through broadening our understanding of the priorities, issues, challenges and opportunities facing these markets. From this understanding, we will be able to package our portfolio of location intelligence capabilities to solve specific problems facing organizations in the business sector.

We expect to execute these three elements of our growth strategy through a combination of investment in internal initiatives. Internal initiatives will focus typically on expanding capacity and enhancing our technology and services capabilities. We may also attempt to grow through acquisitions.

Material Risks, Trends and Uncertainties Affecting our Business

The revenue growth and profitability of our business depend on the overall market demand for software products and related services. Our products and services in the public security sector are considerably mature. However, If we fail to quickly expand our market share in the public security sector, our financial status could be adversely affected.

Under the Management Service Agreement, we license 16 copyrighted software applications from iASPEC on an exclusive basis. To protect the intellectual property underlying these applications and our other intellectual property, we rely on a combination of copyright, trademark, and trade secret laws worldwide. We also rely on non-disclosure agreements and other confidentiality procedures and contractual provisions under the laws of various jurisdictions to protect our intellectual property rights. Some of these technologies, other than the iASPEC copyrighted software applications, are very important to our business and are not protected by copyrights or patents. It may be possible for unauthorized third parties to copy or reverse engineer our products, or otherwise obtain and use information that we regard as proprietary. Further, third parties could challenge the scope or enforceability of our copyrights. In certain foreign countries, including China where we operate, the laws do not protect our proprietary rights to the same extent as the laws of the United States. Any misappropriation of our intellectual property could have a material adverse effect on our business and results of operations. See our Risk Factors under the headings "Risks Related to our Business" and "Risks Related to Doing Business in China" to read about significant risk factors related to our intellectual property and our ability to protect them under PRC law.

Results of Operations

Operating Results For the Six-Month Periods Ended June 30, 2007 and 2006 (Unaudited)

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenues and key components of our revenue for the periods indicated in dollars. Due to our reverse acquisition by CPSH and our contractual arrangement with iASPEC, all of the financial data for the period from January 1, 2006 through June 30, 2006 (the Predecessor Period) reflect the results of operations of iASPEC (our Predecessor) and the financial data for the period from January 1, 2007 through June 30, 2007 (the Successor Period) reflect the results of operations of CPSH. Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects. In addition, we have provided non-GAAP financial measures through the reallocation of net related party revenues from iASPEC. As a result of the restructuring of our arrangement with iASPEC, iASPEC will be treated as our VIE, and iASPEC’s financial data will be consolidated with ours, in accordance with FASB Interpretation 46(R). (See Notes 1 and 10 to our Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2007 and 2006 (Unaudited)).

	PREDECESSOR	SUCCESSOR	REALLOCATION	NON-GAAP
	SIX MONTHS	SIX MONTHS	OF RELATED	SIX MONTHS
	ENDED	ENDED	PARTY	ENDED
	June 30,	June 30,	REVENUE	June 30,
	2006	2007		2007

REVENUE - THIRD PARTIES	$5,235,219	$2,963,480	$12,713,673	$15,677,153

REVENUE - RELATED PARTY	-	5,476,256	(5,476,256)	-

TOTAL REVENUES	5,235,219	8,439,736		15,677,153

COST OF REVENUES	(1,885,545)	(808,543)	(6,558,443)	(7,366,986)

GROSS PROFIT	3,349,674	7,631,193		8,310,167

ADMINISTRATIVE

EXPENSES	(624,842)	(627,179)	(526,659)	(1,153,838)
ANNUAL FEE TO iASPEC	-	(90,000)		(90,000)
SELLING EXPENSES	(119,116)	(243,801)	(152,315)	(396,116)

INCOME FROM

OPERATIONS	2,605,716	6,670,213		6,670,213

OTHER INCOME	-	27,792		27,792

INCOME BEFORE TAX	2,605,716	6,698,005		6,698,005

INCOME TAXES	(396,201)	-		-

NET INCOME	$2,209,515	$6,698,005		$6,698,005

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	N/A	37,766,363		N/A
DILUTED	N/A	38,109,593		N/A

EARNINGS PER SHARE
BASIC	N/A	$0.18		N/A
DILUTED	N/A	$0.18		N/A

AS A PERCENTAGE OF REVENUES
PREDECESSOR			SUCCESSOR
		GAAP	NON-GAAP
	SIX MONTHS	SIX MONTHS	SIX MONTHS
	ENDED	ENDED	ENDED
	JUNE 30,	JUNE 30,	JUNE 30,
	2006	2007	2007

REVENUES - THIRD PARTIES	100%	35%	100%

REVENUES - RELATED PARTY	0%	65%	0%

GROSS PROFIT	64%	90%	53%

ADMINISTRATIVE EXPENSES	12%	7%	7%
ANNUAL FEE TO iASPEC	0%	1%	1%
SELLING EXPENSES	2%	3%	3%

INCOME FROM OPERATIONS	50%	79%	42%

OTHER INCOME	0%	0%	0%

INCOME BEFORE TAX	50%	79%	42%

INCOME TAXES	8%	0%	0%

NET INCOME	42%	79%	42%

Revenues. For the six months ended June 30, 2007, revenues were $15.7 million, compared to $5.2 million for the six months ended June 30, 2006, an increase of $10.5 million, or 202%, largely due to the development of our new product line, our expansion to markets outside Shenzhen City and our procurement of several large-scale system integration projects. Significant projects include the First Responder System Project for Shantou City, and the Border Control Closed-Circuit Television Monitoring and Information Management System, and the Fast Anti-Stowaway Monitoring and Control System Projects for the Shenzhen Bay Port.

Cost of Revenues. For the six months ended June 30, 2007, our cost of revenues increased to $7.4 from $1.9 million for the six months ended June 30, 2006, a $5.5 million, or 289% increase. As a percentage of revenues, our cost of revenues were 47% for the six months ended June 30, 2007 as compared to 36% for the six months ended June 30, 2006. During the second quarter of 2007, we were engaged in several large-scale system integration projects. Those large-scale projects involve high costs for procured hardware and other subcontracting costs. The cost for accomplishing those projects are much higher than pure software development services, and therefore, led to an increase in our cost of revenues.

Gross Profit. For the six months ended June 30, 2007, our gross profit increased to $8.3 million from $3.3 million for the six months ended June 30, 2006, a $5.0 million, or 151% increase. For the six months ended June 30, 2007, our gross profit as a percentage of revenues decreased to 18%, from 64% for the six months ended June 30, 2006. This 53% decrease in gross profit was due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects.

Administrative Expenses. For the six months ended June 30, 2007, our administrative expenses increased to $1.2 million from $0.6 million for the six months ended June 30, 2006, a $0.6 million, or 100% increase, from period to period. This increase in administrative expenses was mainly attributable to an increase in our administrative staff and increased administrative costs due to the expansion of our operations.

Selling Expenses. For the six months ended June 30, 2007, our selling expenses increased to $0.4 million from $0.1 million for the six months ended June 30, 2006, a $0.3 million, or 300% increase, from period to period. As a percentage of revenues, our selling expenses for the six months ended June 30, 2007 and 2006 remained stable at around 2% to 3%, mainly due to management’s implementation of more stringent cost controls.

Income before Taxes. Income before taxes for the six months ended June 30, 2007 and 2006 was $6.7 million and $2.6 million respectively, an increase of $4.1, or 158%. Income before taxes as a percentage of revenues was 42% and 50% for the six months ended June 30, 2007 and 2006, respectively. The decrease is due to higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects, including Video Surveillance projects at the Shenzhen Bay Port.

Provision for Income Taxes. Our subsidiary, Public Security, is subject to EIT at a rate of 15% of assessable profits. Accordingly, Public Security was subject to a tax rate of 15% for 2006. In addition, Public Security is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 7.5% tax exemption for the next 3 years. On August 10, 2007, Public Security was granted the EIT exemption by PRC tax authorities, retroactive to as of January 1, 2007. Income taxes was $0 and $0.4 million for the six months ended June 30, 2007 and 2006, respectively.

Net Income. As a result of the factors described above, net income increased $4.5 million or 205%, from $2.2 million for the six months ended June 30, 2006 to $6.7 million for the same period in 2007.

Operating Results For the Three-Month Periods Ended June 30, 2007 and 2006 (Unaudited)

	PREDECESSOR	SUCCESSOR	REALLOCATION	NON_GAAP
	THREE MONTHS	THREE MONTHS	OF	THREE MONTHS
	ENDED	ENDED	RELATED	ENDED
	June 30,	June 30,	PARTY	June 30,
	2006	2007	REVENUE	2007

REVENUE - THIRD PARTIES	$ 3,529,712	$ 1,750,162	$ 8,781,422	$ 10,531,584

REVENUE - RELATED PARTY	-	3,657,433	(3,657,433)	-

TOTAL REVENUES	3,529,712	5,407,595		10,531,584

COST OF REVENUES	(1,409,605)	(597,831)	(4,786,916)	(5,384,747)

GROSS PROFIT	2,120,107	4,809,764		5,146,837

ADMINISTRATIVE EXPENSES	(451,429)	(428,189)	(243,865)	(672,054)
ANNUAL FEE TO iASPEC	-	(45,000)		(45,000)
SELLING EXPENSES	(51,487)	(175,132)	(93,208)	(268,340)

INCOME FROM OPERATIONS	1,617,191	4,161,443	4,161,443

OTHER INCOME	-	20,267	20,267

INCOME BEFORE TAX	1,617,191	4,181,710	4,181,710

INCOME TAXES	(238,655)	377,444	377,444

NET INCOME	$ 1,378,536	$ 4,559,154	$ 4,559,154

WEIGHTED AVERAGE NUMBER OF SHARES
BASIC	N/A	39,418,720	N/A
DILUTED	N/A	39,835,665	N/A

EARNINGS PER SHARE
BASIC	N/A	$ 0.12	N/A
DILUTED	N/A	$ 0.11	N/A

AS A PERCENTAGE OF REVENUES
PREDECESSOR
		SUCCESSOR
		GAAP	NON-GAAP
THREE MONTHS		THREE MONTHS	THREE MONTHS
	ENDED	ENDED	ENDED
	JUNE 30,	JUNE 30,	JUNE 30,
	2006	2007	2007

REVENUES - THIRD PARTIES	100%	32%	100%

REVENUES - RELATED PARTY	0%	68%	0%

GROSS PROFIT	60%	89%	49%

ADMINISTRATIVE EXPENSES	13%	8%	6%
ANNUAL FEE TO iASPEC	0%	1%	0%
SELLING EXPENSES	1%	3%	3%

INCOME FROM OPERATIONS	46%	77%	40%

OTHER INCOME	0%	0%	0%

INCOME BEFORE TAX	46%	77%	40%

INCOME TAXES	7%	7%	4%

NET INCOME	39%	84%	44%

Revenues. For the three months ended June 30, 2007, our revenues were $10.5 million, compared to $3.5 million for the three months ended June 30, 2006, an increase of $7.0 million, or 200% largely due to the development of our new product line, our expansion to markets outside Shenzhen City and our procurement of several large-scale system integration projects. Significant projects include the First Responder System Project for Shantou City, and the Border Control Closed-Circuit Television Monitoring and Information Management System, and the Fast Anti-Stowaway Monitoring and Control System Projects for the Shenzhen Bay Port.

Cost of Revenues. For the three months ended June 30, 2007, our cost of revenues increased to $5.4 million from $1.4 million for the three months ended June 30, 2006, an increase of $4.0 million, or 286%. As a percentage of revenues, our cost of revenues was 51% for the three months ended June 30, 2007 as compared to 40% for the three months ended June 30, 2006. During the second quarter of 2007, we were engaged in several large-scale system integration projects. Those large-scale projects involve high costs for procured hardware and other subcontracting costs. The costs for accomplishing those projects are much higher than pure software development services, and therefore, led to an increase in our cost of revenues.

Gross Profit. For the three months ended June 30, 2007 and 2006, our gross profit was $5.1 million and $2.1 million, respectively, an increase of $3.0 million, or 143%. Gross profit as a percentage of revenues was 49% and 60% for the three months ended June 30, 2007 and 2006, respectively. This 11% decrease in gross profit is due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects.

Administrative Expenses. For the three months ended June 30, 2007 and 2006, our administrative expenses were $0.7 million and $0.5 million, respectively. This $0.2 million, or 40%, increase in administrative expenses is mainly attributable to more staff being hired and increased consumption of other administrative charges due to the expansion of our operations. As a percentage of revenues, administrative expenses for the three months ended June 30, 2007 and 2006 were 6% and 13%, respectively. The 7% decrease is mainly attributable to management’s implementation of more stringent cost controls.

Selling Expenses. Our selling expenses for the three months ended June 30, 2007 and 2006 were $0.3 million and $0.05 million, respectively. The increase of $0.25 million, or 500%, is due to the expansion of our marketing and sales functions during the period. As a percentage of revenues, our selling expenses for the fiscal quarter ended June 30, 2007 and 2006 were stable at between 3% and 1%, mainly due to management’s implementation of more stringent cost controls.

Income before Taxes. Income before taxes for the three months ended June 30, 2007 and 2006 was $4.2 million and $1.6 million respectively, an increase of $2.6, or 163%. Income before taxes as a percentage of revenues was 40% and 46% for the three months ended June 30, 2007 and 2006, respectively. The decrease is due to significantly higher costs for procured hardware and other subcontracting costs related to the implementation of several large-scale system integration projects..

Provision for Income Taxes. Our subsidiary, Public Security, is subject to the EIT at a rate of 15% of assessable profits. Accordingly, Public Security was subject to a tax rate of 15% for 2006. In addition, Public Security, is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry which entitles it to a two-year exemption from EIT followed by a 7.5% tax exemption for the next 3 years. On August 10, 2007,Public Security was granted the EIT exemption by PRC tax authorities, retroactive to January 1, 2007. Provision for income taxes was $(0.4) million and $0.2 million for the three months ended June 30, 2007 and 2006, respectively. The change is due to the reversal of our previously recorded EIT estimate for Public Security.

Net Income. As a result of the factors described above, net income increased $3.2 million, or 228%, from $1.4 million for the three months ended June 30, 2006, to $4.6 million for the same period in 2007.

Operating Results For the Fiscal Years Ended December 31, 2006 and 2005

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of sales revenues and key components of our revenue for the period indicated in dollars. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purpose of the 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH.

	PREDECESSOR		SUCCESSOR	COMBINED
		JANUARY 1	JANUARY 17
	YEAR ENDED	THROUGH	THROUGH	YEAR ENDED
	DECEMBER 31	OCTOBER 8	DECEMBER 31	DECEMBER 31
	2005	2006	2006	2006

REVENUE - THIRD PARTIES	$5,023,065	$9,644,332	$989,755	$10,634,087

REVENUE - RELATED PARTY	-	-	1,185,449	1,185,449

TOTAL REVENUES	5,023,065	9,644,332	2,175,204	11,819,536

COST OF REVENUES	(2,292,785)	(3,739,518)	(89,934)	(3,829,452)

GROSS PROFIT	2,730,280	5,904,814	2,085,270	7,990,084

ADMINISTRATIVE EXPENSES	(474,822)	(924,196)	(97,510)	(1,021,706)
ANNUAL FEE TO iASPEC	-	-	(45,000)	(45,000)
SELLING EXPENSES	(184,494)	(157,855)	(60,013)	(217,868)

INCOME FROM OPERATIONS	2,070,964	4,822,763	1,882,747	6,705,510

OTHER INCOME	62,296	6,584	1,305	7,889

INCOME BEFORE TAX	2,133,260	4,829,347	1,884,052	6,713,399

INCOME TAXES	(321,000)	(749,381)	(289,403)	(1,038,784)

NET INCOME	1,812,260	4,079,966	1,594,649	5,674,615

FOREIGN CURRENCY TRANSLATION GAIN	-	268,305	-	268,305

COMPREHENSIVE INCOME	$1,812,260	$4,348,271	$1,594,649	$5,942,920

WEIGHTED AVERAGE NUMBER OF SHARES	N/A	N/A	26,958,104	N/A

BASIC AND DILUTED EARNINGS PER SHARE	N/A	N/A	$0.06	N/A

	Predecessor		Successor	Combined
AS A PERCENTAGE OF REVENUES		January 1	January 17
	Year ended	through	through	Year ended
	December 31	October 8	October 8	December 31
	2005	2006	2006	2006

REVENUES - THIRD PARTIES	100%	100%	46%	90%

REVENUES - RELATED PARTY	-	-	54%	10%

GROSS PROFIT	54%	61%	96%	68%

ADMINISTRATIVE EXPENSES	10%	9%	5%	9%
ANNUAL FEE TO iASPEC	-	-	2%	-
SELLING EXPENSES	4%	2%	3%	2%

INCOME FROM OPERATIONS	41%	50%	87%	57%

OTHER INCOME	1%	-	-	-

INCOME BEFORE TAX	43%	50%	87%	57%

INCOME TAXES	6%	8%	13%	9%

NET INCOME	36%	42%	73%	48%

Revenues. Revenues increased approximately $6.8 million, or 136%, to $11.8 million for the Combined Period ended December 31, 2006 from approximately $5.0 million for the same period in 2005. Comparing with the same period in 2005, 29 more contracts have been signed for the Combined Period ended December 31, 2006.

Cost of Revenues. Our cost of revenues increased approximately $1.5 million, or 67%, to $3.8 million for the Combined Period ended December 31, 2006, from approximately $2.3 million during the same period in 2005. This increase was due to the increase of revenues. As a percentage of revenues, the cost of revenues decreased to 32% during the Combined Period ended December 31, 2006 from 46% in the same period of 2005. The increase in gross margin was the total effect of the execution of more contracts and the increased controls over contract costs.

Gross Profit. Our gross profit increased approximately $5.3 million to $8.0 million for the Combined Period ended December 31, 2006 from $2.7 million for the same period in 2005. Gross profit as a percentage of sales revenues was 68% for the Combined Period ended December 31, 2006, an increase of 14% from 54% during the same period in 2005.

Administrative Expenses. Our administrative expenses increased approximately $0.5 million or 100% to $1.0 million for the Combined Period ended December 31, 2006 from $0.5 million for the same period in 2005. The increase is mainly attributable to the expansion in operations during the year. As a percentage of sales revenues, administrative expenses remain stable at 9% for the Combined Period ended December 31, 2006 and for the same period in 2005.

Selling Expenses. Our selling expenses increased $33,374 or 18% to $217,868 for the Combined Period ended December 31, 2006 from $184,494 for the same period in 2005. The increase is mainly attributable to more marketing fees incurred for getting sales contracts during the year. As a percentage of sales revenues, our selling expenses decreased to 2% for the Combined Period ended December 31, 2006 from 4% for the same period in 2005. This percentage decrease was primarily attributable to the increase in sales revenues and increased controls over our selling expenses.

Income before Taxes. Income before taxes increased approximately $4.6 million, or 219%, to $6.7 million during the Combined Period ended December 31, 2006 from $2.1 million during the same period in 2005. Income before taxes as a percentage of sales revenues increased to 57% during the Combined Period ended December 31, 2006 from 43% during the same period in 2005. The increase is the combined effect of more contracts having been signed and our increased control over expenses.

Provision for Income Taxes. Our subsidiary, Public Security, is subject to the PRC’s enterprises income tax, or EIT, at a rate of 15% of assessable profits. Accordingly, Public Security was subject to a tax rate of 15% for 2006. Furthermore, Bo Ha Wen, is a Foreign Investment Enterprise or FIE engaged in the advanced technology industry. As such, commencing in 2007, Public Security expects to be entitled to a two-year exemption from the EIT followed by a 12.5% tax exemption for the next 3 years.

Provision for income taxes increased approximately $0.7 million to $1.0 million during the Combined Period ended December 31, 2006 from $0.3 million during the same period in 2005. Our effective tax rate for the Combined Period ended December 31, 2006 was 15.5%. Our 2005 effective tax rate was 15%.

Net Income. Net income increased approximately $3.9 million, or 213%, to $5.7 million during the Combined Period ended December 31, 2006 from $1.8 million during the same period in 2005, as a result of the factors described above.

Liquidity and Capital Resources

Cash Flow Items

Cash Flow for the Six-Month Periods ended June 30, 2007 and 2006 (Unaudited)

The following table provides the statements of net cash flows for the Six Months ended June 30, 2007 compared to June 30, 2006 (Unaudited):

Cash Flow
	PREDECESSOR	SUCCESSOR
	SIX MONTHS	SIX MONTHS
	ENDED	ENDED
	JUNE 30,	JUNE 30,
	2006	2007
Net Cash Provided by (Used In) Operating Activities	$3,907,697	$(3,088,756)
Net Cash Used in Investing Activities	(2,107,819)	(5,109,874)
Net Cash Provided by Financing Activities	-	13,105,227
Net increase (decrease) in Cash and Cash Equivalents	2,175,766	4,906,597
Effect of Exchange Rate Change on Cash	1,891	309,802
Cash and Cash Equivalents - Beginning of Period	57,758	172,316
Cash and Cash Equivalents - End of Period	2,235,415	5,388,715

Operating Activities

For the six months ended June 30, 2007, net cash used in our operating activities was $3.1 million, which is a decrease of $7 from $3.9 million net cash provided by operating activities for the same period in 2006. Increase in cash used in operations during the six months ended June 30, 2007 was mainly due to the increase in accounts receivable from iASPEC relating to the transfer of revenue under the Turnkey Agreement and the prepaid expenses to iASPEC of about $5.4 million. During the three months ended June 30, 2007, the Company recorded selling expense and fixed asset additions of $159,366 and $587,670, which amount was expended by iASPEC on behalf of the Company. The prepaid expense to iASPEC was reduced accordingly. The remaining will continued to be used for future marketing and business development activities in several regions in China.

As of June 30, 2007, we had $7.3 million in receivables, which we earned from iASPEC pursuant to the Turnkey Agreement. Overall, we believe that our cash flow from our operating activities should be adequate to sustain our operations at our current levels through the next twelve months.

Investing Activities

Our use of cash for investing activities is primarily for the acquisition of property, plant and equipment.

For the six months ended June 30, 2007 and 2006, we used $5.1 million and $2.1 million, respectively, in investing activities. This increase of approximately $3 million, or 142%, is primarily attributable to our use of $3.0 million during the first quarter of 2007 for the purchase of our new office building in the Futian District. The balance was used for the acquisition of computer software and motor vehicles.

Financing Activities

Net cash provided by financing activities was $13.1 million for the six-month period ended on June 30, 2007, as compared to nil for the same period in 2006. The 100% increase in cash provided by financing activities was mainly attributable to the net proceeds of $13.3 million raised in the private placement during January and February 2007.

Cash Flow for the Fiscal Years Ended December 31, 2006 and 2005

The following table provides detailed information about our net cash flow for all financial statement periods presented in this filing. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purpose of the following 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH.

Cash Flow

	Predecessor		Successor	Combined
		January 1	Incorp. Date
	Year ended	through	through
	December 31	October 8	December 31	December 31
	2005	2006	2006	2006
	USD	USD	USD	USD
OPERATING ACTIVITIES
Net cash provided by operating activities	$377,381	$6,821,447	$338,760	$7,160,207

INVESTING ACTIVITIES
Net cash used in investing activities	(362,367)	(4,996,233)	(498,748)	(5,494,981)

FINANCING ACTIVITIES
Net cash provided by financing activities	-	632,591	332,304	964,895

NET INCREASE IN CASH AND CASH EQUIVALENTS	$15,014	$2,457,805	$172,316	$2,630,121

Operating Activities

Net cash provided by operating activities was approximately $7.2 million for the Combined Period ended December 31, 2006 which is an increase of $6.8 million from the $0.4 million net cash provided by operating activities for the same period in 2005. The increase was mainly due to an increase in net profit for the Combined period of December 31 2006.

Investing Activities

Our main uses of cash in investing activities is for the purchase of plant and equipment and advances to related and third parties.

Net cash used in investing activities in the Combined Period ended December 31, 2006 was approximately $5.5 million, which is an increase of $5.1 million from net cash used in investing activities of $0.4 million in the same period of 2005 due to advances to related and third parties of $2.0 million, the purchase of plant and equipment for $3.3 million and the capitalization of software costs of $0.1 million.

Financing Activities

Net cash provided by financing activities in the Combined Period ended December 31, 2006 totaled approximately $1.0 million as compared to nil used in the same period of 2005. The increase of the cash provided by financing activities was mainly attributable to our issuance of common stock in connection with the stock purchase transaction in the fourth quarter of 2006 and an advance grant from the Shenzhen Bureau of Science Technology and Information amounting to $0.6 million, and advances from third parties of $0.2 million.

Balance Sheet Items

Balance Sheet Items as of June 30, 2007 and 2006 (Unaudited)

We had total current assets of $13,870,773 as of June 30, 2007, of which approximately $5,388,715 was cash and cash equivalents. Our total assets as of June 30, 2007 were $22,797,618 and our total current liabilities were $805,090. Our total stockholders' equity as of June 30, 2007 was $21,992,528. Changes in individual balances were mainly attributable to net proceeds of approximately $13.3 million raised in the private placement transaction which closed in January and February 2007.

Balance Sheet Items for the Fiscal Years Ended December 31, 2006 and 2005

We had total current assets of $2,159,214 as of December 31, 2006, of which $172,316 was cash. Our total assets as of December 31, 2006 were $2,209,040,and total current liabilities were $564,391. Our total stockholders' equity as of December 31, 2006 was $1,644,649.

On February 6, 2007, we completed a private placement of 7,868,422 shares of our common stock to two accredited investors. As a result of the private placement we raised $14.95 million in gross proceeds, which left us with $13.31 million net proceeds after the deduction of offering expenses in the amount of $1.64 million.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

Our wholly-owned subsidiary, Public Security was a party to the Turnkey Agreement with iASPEC, pursuant to which Public Security was exclusively engaged as a subcontractor providing iASPEC’s customers with certain outsourcing services (to the extent that those services did not violate any special governmental permits held by iASPEC and did not involve the transfer of any sensitive confidential governmental or other data), and Public Security was obligated under the terms of the Turnkey Agreement to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement.

From October 9 through June 30, 2007, we operated under the Turnkey Agreement with iASPEC, pursuant to which iASPEC exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and Public Security where Public Security was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement. At June 30, 2007, iASPEC owed Public Security $6.7 million, which represented iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of August 31, 2007, iASPEC owes Public Security $2.4 million under the Management Service Agreement, which is due and payable on October 31, 2007. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a Letter Agreement, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of August 31, 2007, iASPEC has repaid $2.3 million of the true-up amount, which leaves a balance of $4.4 million. Therefore, the total amount owed by iASPEC at August 31, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $6.8 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into a purchase option agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareholders. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000 in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by the Company upon 30 days’ notice and will terminate on the date that the Company purchases all remaining shares or assets of the Company pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Seasonality of our Sales

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change; however, as a result of new market opportunities or new product introductions.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

  Revenue recognition – During the Predecessor Period, revenues from products were recognized only when persuasive evidence of an arrangement existed, delivery had occurred or services had been rendered, the price to the customer was fixed or determinable, and collectibility was reasonably assured. Generally, revenue was recognized (1) upon shipment for equipment and software, (2) as work was performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. Our revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition," and Statement of Position No. 97-2, "Software Revenue Recognition" During the Successor Period, Public Security generated revenues from CGIS contracts with its customers. Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. Our revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition," and Statement of Position No. 97-2, "Software Revenue Recognition".

In addition, during the Successor Period Public Security generated revenues under the turnkey agreement. Through December 31, 2006, Public Security had neither the PRC required licenses nor the workforce necessary to perform under the turnkey agreement and relied upon iASPEC’s licenses and workforce to fulfill its obligations thereunder. Because iASPEC maintains all customer relationships, procures the hardware required for each contract, and provides the workforce and facilities necessary to fulfill contracts. Accordingly, amounts reported by Public Security under the turnkey agreement reflect contract amounts net of costs incurred by iASPEC.

The majority of our revenues are generated from fixed-price contracts, which provide for licenses to our software products, and services to customize such software to meet our customers’ use. Generally, when the services are determined to be essential to the functionality of the delivered software, we recognize revenue using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 "Accounting for Long-term Construction Type Contracts". The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

  Income taxes – We account for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes are recognized for all significant temporary differences between tax and financial statement bases of assets and liabilities.

  Accounting for Computer Software to Be Sold, Leased or Otherwise Marketed - We account for software development costs in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development in general and administrative expenses. Costs that are incurred to produce the finished product after technological feasibility is established are capitalized and amortized over the estimated economic life of 5 years. We perform periodic reviews to ensure that unamortized program costs remain recoverable from future revenue.

  Foreign Currency Translation and Transactions – The functional currency of Public Security is the Renminbi or RMB, and the RMB is not freely convertible into foreign currencies. Public Security maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods. Transaction gains or losses were not significant for the periods presented.

For the purpose of preparing group accounts at the holding company level, our financial statements are expressed in United States dollars or USD. All our assets and liabilities are translated into USD using the closing rate method. Under this method, our assets and liabilities are translated into USD at the applicable rates of exchange in effect at the balance sheet date. Income and expenses are translated at the average exchange rates for the year. Share capital and other reserves are translated into USD.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 "Accounting for Uncertainty in Income Taxes." This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109 "Accounting for Income Taxes." This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. Adoption of this statement is not expected to have a material effect on our operating results, as a recently completed assessment of our current tax positions indicated no uncertainties that would warrant different recognition and valuation from that applied in our tax returns.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact this statement will have on its financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115". This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

We are currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

BUSINESS

Background

China Public Security Technology, Inc. was originally organized under the laws of the State of Florida, on September 19, 1979, under the name Mark Thomas Publishing Inc. and on April 29, 2003 we changed our name to Irish Mag, Inc. From our inception through October 8, 2006, we provided consulting services in the offset printing industry, targeting individual retail consumers as well as small to mid-size companies. However, as a result of the transactions discussed below, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems or GIS software services. On January 26, 2007, we changed our name to China Public Security Technology, Inc. to more accurately reflect our new business and commercial objectives.

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CPSH from our current Chairman and Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock in the aggregate. As a result of these transactions CPSH and its wholly-owned subsidiary, Public Security, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8 % of our issued and outstanding common stock. Mr. Lin has since transferred 132,065 of these shares and now holds 21,717,935 of these shares directly and 3,150,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

Management Service Agreement

From October 9 through June 30, 2007, we operated under the Turnkey Agreement with iASPEC, pursuant to which iASPEC exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and Public Security where Public Security was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement. At June 30, 2007, iASPEC owed Public Security $6.7 million, which represented iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of August 31, 2007, iASPEC owes Public Security $2.4 million under the Management Service Agreement, which is due and payable on October 31, 2007. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a Letter Agreement, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of August 31, 2007, iASPEC has repaid $2.3 million of the true-up amount, which leaves a balance of $4.4 million. Therefore, the total amount owed by iASPEC at August 31, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $6.8 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into a purchase option agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security or its designee(s) an exclusive, irrevocable option to purchase from the iASPEC shareheolders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by Public Security upon 30 days’ notice and will terminate on the date that Public Security purchases all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements, requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007. For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

Overview of Our Business

We are a holding company that only operates through our Chinese subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited). Through the subcontracting services provided for in our Turnkey Agreement with iASPEC, we are now a provider of integrated solutions for the public security sector in China, specializing in providing public security information communication applications and Geographic Information Systems or GIS software services. Our mostly public sector customers use our products and services to improve the service quality and management level of civil and medical emergencies, traffic control, fire control, medical rescue and border control. Our customers include the Guangdong Public Security Department, the Shenzhen Border Check Station, the Shenzhen Public Security Bureau, the Shenzhen Traffic Police Bureau, the Shenzhen Fire Department and the Dongfang Public Security Bureau of Hainan Province. In the future we expect to expand the application of our products and services in the public security sector and to other sectors in China as well.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services. In fiscal year 2006, 55% of our revenues were generated under the Turnkey Agreement with iASPEC. However, fulfillment of certain Police-Use GIS or PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which Public Security does not have. Because Public Security does not have either the PRC required licenses or the workforce necessary to perform its obligations under the Turnkey Agreement in connection with such PGIS contracts, we have relied upon iASPEC’s licenses and workforce to fulfill our obligations thereunder. Accordingly many of our costs and expenses under the Turnkey Agreement are incurred and paid by iASPEC and amounts reported by Public Security thereunder reflect contract amounts net of costs incurred by iASPEC. Since iASPEC fulfilled all our obligations for PGIS contracts under the Turnkey Agreement, substantially all costs incurred and paid for by iASPEC since our entry into the Turnkey Agreement have been allocated to Public Security. Public Security expects to continue to rely exclusively on iASPEC to execute Public Security’s obligations under the Turnkey Agreement in connection with the PGIS contracts.

Our Industry

Informatization

Over the past two decades, the PRC government has encouraged and urged the development and use of new technologies for information and communication (or ICTs) and their application in all spheres of government, industry, education and culture. The term "Informatization" or "xinxihua" has been coined in China to describe the overall process of ICT application in China and has in recent years become a linchpin of central and many local economic development strategies.

As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate the government’s pace of implementing and using the information economy by improving China’s current government information management systems and to help promote the country’s economic development. An example of this has been the Government Online Project or GOP. The Government Online Project is a three-stage initiative: Stage One focused upon connecting 800-1,000 government offices and agencies to the Internet; Stage Two focused on having government offices and agencies move their information systems into compatible electronic form; and Stage Three focused on making government offices and agencies paperless. The purpose of the GOP is to create a centrally accessible administrative system that collects and transports data to and from users; users being the public and the enterprise system, as well as government departments.

On January 22, 1999, the Government Online Project was formally launched by China Telecom and the State Economic and Trade Commission’s (SETCs) Economic Information Center along with the Information Offices of more than 40 central government departments. The project interconnects government offices of every province, autonomous region and municipality. The network will promote the establishment of formal government websites to provide information and services and then (in theory) also facilitate collaboration between the government and the nation’s growing number of IT enterprises. By developing the basic infrastructure and encouraging government agencies at all levels to incorporate Internet technologies, the government hopes to set the tone for online development and, ultimately, e-commerce. Our Three-In-One Platform and Electronic Border Control programs are a part of the Informatization of the public security sector in China.

GIS Industry

The GIS field is a rapidly growing field that incorporates geographical features with data in order to assess real world problems. In the strictest sense, a GIS is a computer system capable of capturing, storing, analyzing, and displaying geographically referenced information; that is, data identified according to location. The term GIS also includes the procedures, operating personnel, and spatial data that go into the system.

The power of a GIS comes from the ability to relate different information in a spatial context and reach a conclusion about this relationship. Most of the information we have about our world contains a location reference, placing that information at some point on the globe. However, GIS can be used to emphasize objects on a map, their absolute location on the Earth's surface and their spatial relationships, in a series of attribute tables—the "information" part of a GIS. For example, while a computer-aided mapping system may represent a road simply as a line, a GIS may also recognize that road as the boundary between wetland and urban development between two census statistical areas. A GIS, therefore, can reveal important new information (such as whether features intersect or whether they are adjacent) that leads to better decision making or solutions.

Data Capture and Integration – In order to utilize a GIS, data must be directly entered into (or captured by) a GIS in digital form, that is, in a form the computer can recognize. A GIS can also convert existing digital information, which may not yet be in map form, into forms it can recognize and use. Map data may also be created by (1) digitizing maps by hand-tracing with a computer mouse on the screen or on a digitizing tablet to collect the coordinates of features, (2) using electronic scanners to convert maps to digits, or (3) uploading coordinates from Global Positioning System or GPS receivers into a GIS. Once a time-consuming process, the data capture process is now made easier by the development in the GIS industry of software tools to automatically extract features from satellite images or aerial photographs and create databases in map form for use in a GIS.

Information Retrieval and Data Output – With a GIS you can "point" at a location, object, or area on the screen and retrieve recorded information about it from off-screen files. For example, using scanned aerial photographs as a visual guide, you can ask a GIS about the location of a fire, analyze the area around the fire and determine conditions of adjacency (what is next to it), containment (what is enclosed by it) and proximity (how close is something to it). Another critical component of a GIS is its ability to produce graphics on the screen or on paper to convey the results of analyses to the people who make decisions about resources. Wall maps, Internet-ready maps, interactive maps and other graphics can be generated, allowing decision makers to visualize and thereby understand the results of analyses or simulations of potential events

Components of GIS

  Hardware – Hardware comprises the equipment needed to support the many activities ranging from data collection to data analysis. A central piece of the equipment is a workstation, which runs the GIS software and is the attachment point for the equipment. Data collection efforts can also require the use of a digitizer for conversion of hard copy data to digital data and a GPS data logger to collect the field. The use of handheld field technology is also becoming an important tool in GIS. With the advent of web-enabled GIS, web servers have become an important piece of equipment for GIS.

  Software – Different software packages are important for GIS. Central to this is the GIS application package. Such software is essential for creating, editing and adding spatial and attribute data, therefore these packages contain a myriad of functions inherent to them. Extensions or add-ons are software that extend capabilities of the GIS software package. Component GIS software is the opposite of application software. Component GIS seeks to build software applications that meet a specific purpose and thus are limited in their spatial analysis capabilities. Utilities are stand-alone programs that perform a specific function. For example, a file format utility that converts from one type of GIS file to another. There is also web-GIS software that helps serve data through Internet browsers.

  Data – Data is the core of any GIS. There are two primary types of data that are used in GIS, a geodatabase and attribute data. A geodatabase is a database that is in some way referenced to locations on the earth. Geodatabases are grouped into two different types: vector and raster. A vector image is stored as geometric objects, such as lines and arcs, which are drawn between specific coordinates. If you magnify a vector image you see the lines more accurately, and the line edges stay smooth. A raster image is made up from pixels, like the picture obtained from a scanner, or the screen image on a computer monitor, and has a finite amount of detail which is dependent upon the image size and resolution. However, the closer you look at a raster image the more coarse it appears and you don't see any extra detail. Vector drawings are utilized in GIS and other applications where accuracy is important. Coupled with this data is usually data known as attribute data. Attribute data are data that relate to a specific, precisely defined location. The data are often statistical but may be text, images or multi-media. These are linked in the GIS to spatial data that define the location.

  People - Well-trained people knowledgeable in spatial analysis and skilled in using GIS software are essential to the GIS process.

Public Sector Use of GIS

GIS can be used by the public sector in the following ways:

  Pubic Safety and Emergency Response Planning – GIS technology gives public safety personnel the ability to manage and analyze large amounts of location-based information. Data (including files from legacy systems) can be stored in a geodatabase and used to visualize spatial relationships and reveal trends critical to public safety response and planning. Computer-generated maps can be shared across a network or the Internet with multiple agencies to coordinate efforts and maximize resources.

  Law Enforcement – GIS software uses geography and computer-generated maps as an interface for integrating and accessing massive amounts of location-based information. GIS allows law enforcement and criminal justice personnel to effectively plan for emergency response, determine mitigation priorities, analyze historical events, and predict future events. GIS can also be used to get critical information to emergency responders upon dispatch or while en route to an incident to assist in tactical planning and response. While law enforcement agencies collect vast amounts of data, only a very small part of this information can be absorbed from spreadsheets and database files. GIS provides a visual, spatial means of displaying data, allowing law enforcement agencies to integrate and leverage their data for more informed decision making.

  Public Works and Development – Use of GIS software in public works improves efficiency and productivity to better serve citizens. For example, GIS applications are in demand in connection with the building up of the Pan Asia Railway and development of the Meigong River and Tumen River in the Northwest of China. Such public works systems could use GIS to connect all divisions in a public works department from engineering to accounting, which streamlines work flows, asset management, operations, and planning. Using a GIS throughout the department allows all sections to share and easily access geographic data. GIS promotes data integrity and facilitates better communication and decision making throughout the organization.

  Economic Development – GIS may be used to foster economic development. Agencies could work to advance the quality of life and strengthen the economic base of their region by retaining and growing existing businesses and attracting new investment.

  Urban Planning and Site Selection – Information regarding a proposed site for parcel zoning, transportation planning, waste disposal or other use may be combined and manipulated in a GIS to address planning and natural resource issues (such as the location of a water well near a proposed waste disposal site) to guarantee the quality of life for everyone in livable communities. Planning agencies have realized the power of enterprise GIS to identify problems, respond to them efficiently, and share the results with the public.

GIS in China

The development of GIS has been uneven in China. With the urbanization and fast economic growth along the coastal areas of China, the demands for GIS by government agencies greatly increased, especially in the areas of urban planning and land management. The increase in GIS usage in China led to a demand for a China-based GIS industry and a great deal of effort at the national level to support GIS research and development. China’s GIS Industry first developed and is still largely concentrated and well-utilized in the coastal cities of Hong Kong and Shenzhen, Guangzhou, Zhongshan, Beihai and Xiamen. However, the Northwestern region of China is utilizing developing GIS, largely supported by the government for regional planning purposes, and the North and Northeast regions with their many public research institutes are known for their experimental applications of GIS.

Our GIS software services and operations have been concentrated in and are used by the public security sector (such as by the Police, Fire Department and Healthcare Emergency Services). The use of GIS in the private sector is still developing in China and presents a great growth opportunity for us. In the future we plan to target the telecommunications, logistics and insurance sectors as areas for business development within the private GIS market.

Our Products and Services

We offer the following four products and services:

  Consolidated Emergency Response or "Three-In-One" Platform

  Electronic Border Control

  GIS Software Services and Operations

  Software Sales and Support Services

Three-in-One Platform

Our Consolidated Emergency Response or "Three-In-One" Platform is a software program which integrates fire, traffic and general police contact numbers into one contact number and enables these agencies to consolidate and perfect their public emergency response. Though our Three-In-One Platform our public security customers are able to command and coordinate joint responses to provide the public with immediate, efficient and reliable assistance. As a result of our Three-In-One Platform, our government customers are able to adopt one consolidated calling number through which the public can report and seek help in the event of an emergency, and as a result provide the public with long-term security. This Three-In-One Platform allows our governmental clients to have an all in one notification and response system that is similar to the integrated "911" system used in the U.S.

Electronic Border Control

Our Electronic Boarder Control program will be used by our government customers for effective border control systems. By adopting biological features recognition technology such as fingerprint recognition and facial recognition, and by integrating advanced intelligent technology such as infrared checking and vehicle license plate recognition, our Electronic Border Control program enables our government customers to remotely identify persons crossing their borders. The border-crossing public may be identified through the use of self-operated automated systems that record their vehicle license plates, read their Identification Cards and take their fingerprints at the border. The border crosser may continue across the border as soon as the system confirms the information provided. This system will greatly improve the efficiency of our government customers’ border controls.

GIS Software Services and Operations

We provide system management and support services in connection with our Police-Use Geographical Information Services or PGIS Platform. The PGIS platform is a GIS that was developed by iASPEC and licensed exclusively to us, for use in creating, editing and adding data to our customer’s systems. The PGIS platform allows us to provide our law enforcement customers with different services, including specialized mapping services, positioning services, messaging services and services which monitor access to their GIS by users of different levels. We offer the PGIS platform with a full complement of services, including providing basic map image data from the GIS and specific data in connection with that map image (such as a bus stop), a consolidation of both basic data and specific data services for data inquiry services, and application system services, which is the application of consolidated services to a specific service requirement, such as the position of a police officer in the field.

We also provide application interface services which ensure that our PGIS platform is equipped to interact with other programs to the benefit of our customers. The data from different law enforcement command systems can be integrated with our PGIS platform to provide our law enforcement customers with more robust communication and location information. Typically, our platforms are integrated with the City Emergency Commanding System, the Police Resource Consolidated Management System, the Residence Management System, the Internet Surveillance System, the Traffic Commanding System, the Criminal Investigation System and the City Surveillance System.

Software Sales and Support Services

As a result of our Turnkey Agreement with iASPEC and our 16 exclusive licenses to iASPEC’s 16 copyrighted applications, we have inherited iASPEC’s prior service line involving the software sales and distribution and support services. Our Software Sales and Support Services include the following four categories of services:

  Software Operation – Application software development, including consolidating the software development and pure application software development of different IT projects. Currently our customers for this service mainly include government agencies which outsource software development to us.

  System integration – We build integrated systems with necessary hardware equipment purchased by iASPEC on behalf of our customers. The system integration project sometimes includes application software development, the revenue of which is incorporated into our Software Operation services.

  Consulting – We provide IT consulting services related to the development of IT systems. For example, if our customer needs to build an IT system, we fully investigate the customer’s requirements and then submit relevant solutions.

  Software Sales and Distribution – Through our exclusive software license from iASPEC, we are entitled to sell and provide relevant software services to our customers. Also, as a distributor for some specialized software developers, we sell software products to the end-users, which may occur during the delivery of Software Operation, System Integration or Consulting services.

Product Warranty

Our Company usually offers a one-year service warranty for our system integration services. The warranty includes support services, minimal updates and system maintenance. In our experience the cost of providing this warranty has been immaterial.

We also offer warranties for our hardware sales, but the suppliers of such hardware provide the final warranty services.

Our Intellectual Property

We currently license the following copyrighted software applications from iASPEC under our Management Service Agreement with iASPEC:

Registration Code	Year Issued	Name	Version

2004SR09334	2004	iASPEC Case Tracking Management System	V 2.0
2004SR09335	2004	iASPEC Application Envelope System	V 2.1
2004SR09336	2004	iASPEC Quality System Document Management System	V 2.2
2004SR09337	2004	iASPEC e-Logistics Support Management System	V 2.0
2004SR09338	2004	iASPEC Secured and Audited Message Switching System	V 2.5
2004SR09084	2004	iASPEC Project e-TimeTracker Management System	V 2.0
2004SR09085	2004	iASPEC Application e-Monitor System	V 3.3
2004SR09086	2004	iASPEC Remote Administered Distributed Application Architecture System	V 2.1.3
2004SR09087	2004	iASPEC Community and Establishment Management System	V 1.1
2004SR09088	2004	iASPEC Document and WorkFlow Management System	V 3.0
2004SR09089	2004	iASPEC e-Community Management and Service System	V 1.0
2006SR11589	2006	iASPEC Content Management System	V 1.0
2006SR11590	2006	iASPEC Three In One Police Computer Assistant Dispense System	V 1.0
2006SR11591	2006	iASPEC Police Force General Management System	V 1.0
2006SR11592	2006	iASPEC General Office Automatization System	V 1.0
2006SR11593	2006	iASPEC Police Geographic Information System	V 1.0

All copyrighted software applications are effective 5 years from the date of registration. We expect to renew all copyrighted software applications prior to their respective expiration date.

In addition, we protect our know how technologies through confidentiality provisions in the employment contracts we enter into with our employees.

Sales and Marketing

Through our exclusive Turnkey Agreement with iASPEC, we are exploring markets outside Shenzhen City. We develop new business by identifying and contacting potential new customers and through referrals, or as a result of new customers contacting us because of our reputation in the industry. We strengthen our market presence through various types of marketing campaigns, such as participating in exhibitions, trade fairs and seminars, and presenting solutions to prospective customers. We participate in several domestic and international trade fairs such as the China High-Tech Fair in Shenzhen and the eGovChina Fair in Beijing. We also participate in seminars held by ESRI, IBM etc. each year, to raise our recognition and promote our products. These trade fairs not only promote our reputation, but also our brand name.

Our main marketing and business development focus is on public security Informatization and GIS software services and operations, and software sales and distribution. We have a good reputation and brand recognition in this market. We expect to expand in the market and obtain more market shares through our mature products and quality services.

Our Major Customers

Our Predecessor, iASPEC serves about 17 customers located in the Guandong Province and Hainan Province in China. iASPEC has begun to explore markets outside of Guandong and Hainan Province in China. We do not have any customers outside of China. Our largest client, Shenzhen City Police Department, accounted for 13.8% of our sales in 2006 and our five largest customers accounted for 31.9% of our revenue in 2006.

The following table provides information on our major customers in fiscal years 2006 and 2005. For the fiscal year 2005, revenues were generated from our Predecessor company, iASPEC. For the fiscal year 2006, revenues were generated from our Predecessor company, iASPEC, during the Predecessor period of January 1, 2006 to October 8, 2006 and by us directly through our turnkey arrangement with iASPEC or directly with clients for the successor period of January 17, 2006 to December 31, 2006. We have combined the Predecessor Period from January 1 through October 8, 2006 and the Successor Period from January 17 through December 31, 2006 for purposes of the following 2006 analysis. This is not in accordance with US GAAP and the periods presented are not comparable due to our reverse acquisition by CPSH.

2006

No.	Name	Revenues	Percentage
		(in thousands of US	of Total
		dollars)	Sales
1	Shenzhen City Police Department	$1,621	13.8%
2	Shenzhen City Fire Department	835	7.1%
3	Shenzhen Immigration Bureau of P.R.C.	791	6.7%
4	Shenzhen City Nanshan District Police Department	299	2.5%
5	Shenzhen City Traffic Police Department	207	1.8%
	TOTAL	$3,753	31.9%

2005
No.	Name	Revenues	Percentage
		(in thousands of US	of Total
		dollars)	Sales
1	Shenzhen City Police Department	$1,751	34.8%
2	Shenzhen City Traffic Police Department	205	4.1%
3	Luen Rong International Investment Limited	152	3.0%
4	Shenzhen City LuoHu District Police Department	104	2.1%
5	Hainan Province Dongfang City Police Department	68	1.4%
	TOTAL	$2,280	45.4%

Our Competition

The markets for public security Informatization and GIS in China have developed in recent years, and currently there are only a few software developers engaged in these fields, especially in the PGIS area, where we do not currently face any direct competition. However, there are many potential competitors in this area who could enter the market without significant barriers to entry.

We believe that Beijing Founder Digital Company Limited and Zheng Xian Technology (Shenzhen) Company Limited pose a threat as potential market entrants in the public security Informatization and GIS areas. However, we believe that we will be able to effectively compete with these software development companies should they enter the market for our product and service offerings in the future. There are technical and barriers to accessing the PGIS market which give us a comparative advantage to other prospective competitors. Our pioneering PGIS platform and our ongoing customer relationships are enabling us to develop a reputation in the industry.

Regulation

We are subject to the PRC’s foreign currency regulations. The PRC government has control over RMB reserves through, among other things, direct regulation of the conversion or RMB into other foreign currencies. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

Fulfillment of certain PGIS contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which Public Security does not have. However, through our exclusive Turnkey Agreement with iASPEC we will benefit from the following governmental licenses and permits previously awarded and currently held by iASPEC:

Name	Duration

Computer System Integration Level Two Qualification from State Information Bureau	April 26, 2004 – April 25, 2008

Key Software Enterprise from State Planning Bureau	December 31, 2002 – December 31, 2003 (subject to renewal)

State Secret related Computer Information System Integration Certificate	April 26, 2004 – April 25, 2008

Guangdong Province Computer Information System Security Service Qualification	July 22, 2004 – July 22, 2008

Shenzhen City Computer Integration Top Level Qualification	July 28, 2003 – July 27, 2005 (subject to renewal)

Shenzhen City Key Software Enterprise	June 29, 2005 – June 28, 2006 (subject to renewal)

Shenzhen City High Technology Enterprise	June 1, 2006 – May 31, 2007

Because Public Security does not have either the PRC required licenses or the workforce necessary to perform its obligations under the Turnkey Agreement in connection with such PGIS contracts, we have relied upon iASPEC’s licenses and workforce to fulfill our obligations thereunder. Public Security expects to continue to rely exclusively on iASPEC to execute Public Security’s obligations under the Turnkey Agreement in connection with these PGIS contracts.

Our Employees

As of June 30, 2007, we had a total of 73 full-time employees. The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees
Software Development	34
Sales & Marketing	17
Admin & Human Resources	10
Finance	5
Management	7
Total	73

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances. We also provide training for our staff from time to time to enhance their technical knowledge.

We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Chinese subsidiary has trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at the rates ranging from 6% to 8% of the average monthly salary. The compensation expenses related to this scheme was $40,556 and $27,190, respectively, for the year ended December 31, 2006 and for the year ended December 31, 2005.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

Our Properties and Facilities

All land in China is owned by the state or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

During fiscal year 2006, our subsidiary Public Security occupied space in offices pursuant to a short-term rental agreement which will be terminated in June 2007 when we move into our new executive offices. Public Security currently has land use rights to our new executive offices which are located in the Futian District of Shenzhen City. Our new executive offices, consist of approximately 1,200 square meters, all of which are dedicated to administrative office space. We have fully paid the land use fees. Our other property primarily consists of computer equipment, servers, licensed software and some furniture or fixtures. There is no lien on any of our property and we currently do not have any intention to make large scale improvements or developments with respect to these properties.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during the noted periods: John Maguire, our former President and Chief Executive Officer and Jiang Huai Lin, who became our Chief Executive Officer on October 3, 2006 when John Maguire resigned from such position. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
John Maguire, Director and President (1)	2006	-	-	-	-	-	-	-	-
Jiang Huai Lin Chairman, CEO, and President (2)	2006	15,550	-	-	-	-	-	45,000	60,550

Narrative to Summary Compensation Table

(1)     On October 3, 2006, Mr. McGuire resigned as our President and Chief Executive Officer and Mr. Lin became our President and Chief Executive Officer.

(2)     On September 6, 2006, Mr. Lin became our Chairman and on October 3, 2006 he became our President and Chief Executive Officer. Before that, Mr. Lin was (and continues to be) the Chairman and Chief Executive Officer of our subsidiary, Public Security. The annual, long term and other compensation shown in this table includes the amount Mr. Lin received from Public Security prior to during the applicable periods.

(3)     This amount constitutes amounts due to iASPEC under the license agreement between iASPEC and Public Security. Mr. Lin controls 60% of the equity interests iASPEC.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2006.

Additional Narrative Disclosure

All our employees, including Messrs Lin and Huang and Ms. Hong, have executed our form employment agreement and non-disclosure agreement. Mr. Lin earns RMB 20,000 per month (approximately $2,600) for his services as Chief Executive Officer of the Company and Public Security, Mr. Huang earns RMB 15,000 per month (approximately $2,000) for his services as Public Security’s Vice President and Ms. Hong earns RMB 15,000 per month (approximately $2,000) for her services as our Chief Marketing Officer. No other benefits have been granted by us to officers at this time.

Compensation of Directors

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our directors for services rendered during our last completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jiang Huai Lin	3,900	N/A	N/A	N/A	N/A	N/A	3,900
Zhi Xiong Huang	1,000	N/A	N/A	N/A	N/A	N/A	1,000

Narrative to Director Compensation Table

Mr. Lin earns RMB 10,000 per month (approximately $1,300) for his services as the Chairman of our Board of Directors and Mr. Huang earns RMB 8,000 per month (approximately $1,000) for his services as our director. Other than as set forth herein, there have been no fees earned or paid in cash for services to our directors. No stock or stock options or other equity incentives were awarded to our directors during the fiscal year ended December 31, 2006. We do not have non-equity incentive or a deferred compensation plan in which our directors may participate.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND CORPORATE GOVERNANCE

Certain Relationships and Transactions with Related Persons

The following discloses transactions with related persons entered into by both China Public Security Technology and Public Security over the past two years. On October 20, 2006, our subsidiary, Public Security, iASPEC, and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, entered into a software license agreement. Under the terms of the software license agreement, Public Security was granted an exclusive license to use various different software that was developed by iASPEC and necessary to operate the business of servicing the iASPEC customers through the Turnkey Agreement. In consideration for the license, Public Security transferred to Mr. Lin 16,898,714 shares of our common stock valued at $0.58. The closing of the transactions contemplated by the software license agreement occurred on November 13, 2006. The shares transferred to Mr. Lin under the software license agreement constituted 53.5% of our issued and outstanding common stock on that date.

Management Service Agreement

From October 9 through June 30, 2007, we operated under the Turnkey Agreement with iASPEC, pursuant to which iASPEC exclusively engaged Public Security as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). The Turnkey Agreement also provided for a revenue sharing arrangement between iASPEC and Public Security where Public Security was entitled to between 90% and 100% of the revenues actually received by iASPEC from servicing contracts involving any iASPEC business, but was obligated to pay for its own costs in providing these services and to pay iASPEC $180,000 per year throughout the term of the agreement. At June 30, 2007, iASPEC owed Public Security $6.7 million, which represented iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement.

On August 1, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai agreed to terminate the Turnkey Agreement, effective as of July 1, 2007, and replaced it on the same day with the Management Service Agreement, effective as of July 1, 2007. Pursuant to the terms of the Management Service Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide, license to use and install for a ten-year term, certain iASPEC software, along with copies of source and object code relating to such software, in any manner permitted by applicable laws, and Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted. Public Security will also have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s board of directors and assist in managing the business and operations of iASPEC. In addition, both iASPEC and Public Security will require the affirmative vote of the majority of our Board of Directors, as well as at least one non-insider director, for certain material actions with respect to iASPEC, including, but not limited to: (a) the nomination, appointment, election or replacement of any board members; (b) the distribution of any dividend or profits; (c) any merger, division, change of corporate form, dissolution or liquidation; (d) any reimbursement of net losses or other payments or transfers of funds from Public Security to iASPEC; (e) the formation or disposition of a subsidiary or the acquisition or disposition of any interest in any other entity; and (f) the encumbrance of any assets under any lien not in the ordinary course of business. Furthermore, under the Management Service Agreement, Public Security will receive 100% of the net received profit of iASPEC and will reimburse iASPEC for all net losses incurred by iASPEC. The net profit of iASPEC will be paid to Public Security, and the net losses of iASPEC will be reimbursed by Public Security, no later than the last day of the month following the end of each calendar quarter, commencing on July 1, 2007. Public Security is also obligated to pay iASPEC $180,000 per year, no later than the last day of the month following the end of each calendar year, commencing on July 1, 2007, and this amount may be retained by iASPEC out of any net received profit due and payable to Public Security as of such payment date. Public Security may also advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC, but any such advances will be treated as prepayments and not as loans. iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security. As of August 31, 2007, iASPEC owes Public Security $2.4 million under the Management Service Agreement, which is due and payable on October 31, 2007. If iASPEC or any of the iASPEC shareholders materially breaches the Management Service Agreement and fails to remedy the breach within 60 days’ notice from Public Security of such breach, they will be jointly and severally obligated to pay to Public Security liquidated damages in an amount equal to the higher of (a) eight times the annualized revenues of Public Security for the last completed fiscal quarter, or (b) US$50 million.

The Management Service Agreement contains a true-up provision which requires iASPEC and Public Security, on or before September 30, 2007, to calculate all prior amounts owed to Public Security under the Turnkey Agreement, and requires iASPEC to pay such amounts. The parties are required to calculate the cumulative net profit of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the commencement date of the Management Service Agreement, and iASPEC is required to pay the amount due to Public Security, if there is a net received profit, while Public Security is obligated to reimburse any amount to iASPEC if it is there is a net loss. In accordance with this calculation, at June 30, 2007, the day prior to the effective date of the Management Service Agreement and the termination of the Turnkey Agreement, iASPEC owed Public Security $6.7 million, which represents iASPEC’s net revenues, less the annual payment and expenses incurred on behalf of Public Security in connection with the services provided under the Turnkey Agreement during 2006 and for the six months ended June 30, 2007. Public Security, iASPEC and the iASPEC shareholders have subsequently entered into a Letter Agreement, requiring iASPEC to pay the true-up amount to Public Security, on or before December 31, 2007. As of August 31, 2007, iASPEC has repaid $2.3 million of the true-up amount, which leaves a balance of $4.4 million. Therefore, the total amount owed by iASPEC at August 31, 2007, both under the Turnkey Agreement and under the Management Service Agreement is $6.8 million.

In connection with the Management Service Agreement, on August 1, 2007, Public Security also entered into a purchase option agreement with iASPEC and its shareholders, effective as of July 1, 2007, pursuant to which the iASPEC shareholders granted Public Security or its designee(s) an exclusive, irrevocable option to purchase from the iASPEC shareheolders, from time to time, all or a part of iASPEC’s shares, pursuant to an equity transfer agreement, or all or a part of iASPEC’s assets, pursuant to an asset purchase and transfer agreement. However, according to the Option Agreement, the option may not be exercised by Public Security if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated. Under the terms of the Option Agreement, the option is immediately exercisable at an exercise price of $1,800,000, in the aggregate, subject to regulatory approval. In addition, iASPEC and the iASPEC shareholders agreed to use their best efforts to acquire all necessary government approvals and other consents to complete a share purchase under the Option Agreement. The Option Agreement may be rescinded by Public Security upon 30 days’ notice and will terminate on the date that Public Security purchases all remaining shares or assets of iASPEC pursuant to the terms of the Option Agreement. If any of the parties breaches the Option Agreement and fails to remedy the breach, the breaching party will pay a penalty of RMB 5,000,000 to the non-breaching party or parties, and compensate the non-breaching party or parties for any losses caused by the breach.

As a result of the restructuring of its relationship with iASPEC, iASPEC has become a variable interest entity of our Company. A variable interest represents a contractual or ownership interest in another entity that causes the holder to absorb the changes in fair value of the other entity’s net assets. Potential variable interests include: holding economic interests, voting rights, or obligations to an entity; issuing guarantees on behalf of an entity; transferring assets to an entity; managing the assets of an entity; leasing assets from an entity; and providing financing to an entity. In such cases FASB Interpretation 46(R), which interprets Accounting Research Bulletin (ARB) 51, Consolidated Financial Statements, requires consolidation of such entity by the enterprise that controls the economic risks and rewards of the entity, regardless of ownership. While we have held an economic interest in iASPEC since October 9, 2006, the Management Service Agreement and the Option Agreement have now given us control over the business and operations of iASPEC. As a result, iASPEC’s financial data is subject to consolidation with our financial data in accordance with the provisions of FASB Interpretation 46(R), commencing with our Quarterly Report on Form 10-QSB for the period ending September 30, 2007.

For more details regarding the Management Service Agreement and Option Agreement, see our Current Report on Form 8-K filed with the SEC on August 6, 2007.

On November 9, 2006, we consummated the transactions contemplated by a stock purchase agreement, dated October 16, 2006, between our subsidiary Public Security and Mr. Lin. Pursuant to the stock purchase agreement, Mr. Lin acquired 8,601,286 shares of our common stock, representing 58.91% of our issued and outstanding common stock at the time of the acquisition. In consideration for those shares, Mr. Lin and Mr. Jin Zhu Cai caused iASPEC to transfer to Public Security, RMB 14,000,000 in cash (approximately $1,750,000) and all of the accounts receivable of iASPEC as of August 31, 2006, which were valued by the parties at RMB 27,286,172 (approximately $3,410,771). No provision for doubtful accounts was made for the accounts receivable balance. At the closing of the stock purchase agreement, Mr. Lin became our controlling shareholder.

On January 31, 2007, our Board of Directors recommended and our stockholders approved the rescission and simultaneous restructuring of the arrangements provided for by the CPSH transaction, the Public Security transactions and the software license agreement, pursuant to a rescission; termination and share exchange agreement among ourselves, Public Security, CPSH, iASPEC and iASPEC’s shareholders, including Mr. Lin. Pursuant to this restructuring agreement, the parties agreed: (1) to rescind the CPSH transaction whereby we returned the CPSH shares to Mr. Lin in exchange for his return of the US$50,000 purchase price; (2) to terminate the software license agreement and return the 16,898,714 shares of our common stock to us; (3) to terminate the stock purchase agreement, return to iASPEC the payments and rights received by Public Security and return the 8,601,286 shares of our common stock to us; and (4) that Mr. Lin will exchange all the issued and outstanding stock of CPSH for 25,500,00 shares of our common stock, the sum of the shares Mr. Lin personally received pursuant to the software license agreement and the stock purchase agreement. As a result of the transactions effected under the restructuring agreement, Mr. Lin became the beneficial owner of 24,867,935 shares of our common stock in the aggregate, which, as of January 31, 2007, constituted 63.4% of our issued and outstanding common stock. Mr. Lin has since transferred, 132,065 of these shares and now holds 21,717,935 of these shares directly and 3,150,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

Prior to being subject to the Sarbanes-Oxley Act of 2002, in July 2006, Public Security advanced funds to Hong Kong United Development Group Limited, a company that is 51% controlled by Mr. Lin, for use as working capital. At December 31, 2006 the balance owed by Hong Kong United Development Group Limited was $115,312, however, this balance was fully paid on April 6, 2007.

From time to time Mr. Lin has advanced us various amounts of funds for our working capital. At June 30, 2007, we owed Mr. Lin $73,105.

At December 31, 2006 and June 30, 2007, related party receivables and amount due from a director consist of:

	December 31,	June 30,
	2006	2007
Due from related company
Shenzhen iASPEC Software Engineering Co. Ltd. (the Predecessor)
Revenues under the Turnkey Agreement	$1,185,449	$6,740,862
Fee payable under the Turnkey Agreement	(45,000)	(135,000)
Other advances	154,710	641,396
	1,295,159	7,247,258

Hong Kong United Development Group Limited (1)	115,312	-

Total	$1,410,471	$7,247,258

Prepaid expenses (2)
Current	$-	$745,039
Non-current	-	3,886,997

Total	$-	$4,632,036

Due from / (to) a director
Due to Mr. Lin	$(82,304)	$(73,105)
Due from Mr. Huang	$-	$13,666

________________________

(1)     Hong Kong United Development Group Limited is 51% controlled by Mr. Lin. The amount represents advances to our Company as working capital and was unsecured, interest free and was repaid in full on April 6, 2007.

(2)     Prepaid expenses represent amounts advanced to the Predecessor for the establishment of representative offices and branches, and for the development of marketing networks from which we will derive benefits under the Turnkey Agreement. We expense these amounts as funds are expended by iASPEC on these activities. Management currently estimates that approximately $1,500,000 of these amounts will be expensed in 2007, $3,000,000 in 2008, and the remaining balance in 2009. The amounts are unsecured, interest free and refundable on demand.

At December 31, 2006 and June 30, 2007, amounts due from iASPEC for amounts earned during the fiscal year ended December 31, 2006 and the six months ended June 30, 2007, respectively, under the Turnkey Agreement are as follows:

	December 31,	June 30,
	2006	2007

Revenues, per contracts (1)	$2,677,498	$12,713,673
Cost of sales incurred by iASPEC	(858,149)	(6,558,443)
Expenses paid by iASPEC on behalf of Public Security	(633,900)	(678,974)
Net	$1,185,449	$5,476,256
Annual fee (prorated) payable to iASPEC under the turnkey agreement	$45,000	$90,000

(1)     The revenue transmitted from iASPEC represents revenue from the exclusive subcontracting activities generated under the Turnkey Agreement, dated October 9, 2006 which was amended and restated on January 31, 2007. The Turnkey Agreement was terminated and replaced as of July 1, 2007, by the Management Service Agreement.

Director Independence

The Board of Directors is currently composed of 2 members, Mr. Lin and Mr. Huang. None of our directors are independent directors, as that term is defined under the Nasdaq listing standards.

Board Meetings and Committees; Annual Meeting Attendance

Our directors are elected at the annual meeting of our stockholders and thereafter hold office until their resignation, removal, death or incapacity, or until their respective successors are elected. Our officers are elected by and serve at the discretion of the Board of Directors.

Our directors have a duty of to act in good faith with a view to our interests. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of incorporation. A stockholder has the right to seek damages if a duty owed by our directors is breached. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. During 2006, our board met three times and no director missed more than 25% of the meetings of the board.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the Board of Directors. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee would be responsible for nomination of new director candidates and will be responsible for implementing our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Shareholder Communications

We have a process for shareholders who wish to communicate with the Board of Directors. Shareholders who wish to communicate with the Board may write to it at our address given above. These communications will be reviewed by one or more of our Board-designated employees, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGE IN ACCOUNTANTS

On January 25, 2007, our Board of Directors elected to terminate our relationship with our independent registered public accounting firm, Randall N. Drake, C.P.A., P.A., or Drake. Additionally, concurrent with this decision, our board appointed the independent registered public accounting firm of GHP Horwath, P.C., or Horwath, as our new auditor, effective December 31, 2006.

No accountant's report issued by Drake on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

Drake had been appointed on August 5, 2004 and during the period that Drake served as our independent registered public accounting firm and through the date of dismissal, we have not had any disagreements with Drake on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during our two most recent fiscal years (ended December 31, 2006 and 2005) and from January 1, 2007 to date.

We furnished a copy of this disclosure to Drake and requested that Drake furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibit 16.1 to our current report on Form 8-K, filed January 29, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 6, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Public Security Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, China 518040.

	Name & Address of	Office, If	Amount & Nature	Percent of
Title of Class	Beneficial Owner	Any	of Beneficial	Class(2)
			Ownership(1)
Officers and Directors
Common Stock	Jiang Huai Lin	CEO and	24,867,935 (3)	63%
$0.01 par value		Chairman

Common Stock	Zhi Xiong Huang	Director	0	*
$0.01 par value
Common Stock	Total Devices		3,150,000	8%
$0.01 par value	Management, Ltd.
5% Share Holders
Common Stock	Pinnacle China Fund, LP (4)		3,934,211	9.98%
$0.01 par value	4965 Preston Park Blvd.,
	Suite 240
	Plano, TX 75093
Common Stock	The Pinnacle Fund, L.P. (5)		3,934,211	9.98%
$0.01 par value	4965 Preston Park Blvd.,
	Suite 240
	Plano, TX 75093
Officers and Directors as a Group
Common Stock	(2 persons named above)		24,867,935	63%
$0.01 par value

* Less than 1%

(1)     Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)     A total of 39,418,720 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

(3)     Includes 3,150,000 shares of our common stock held by Mr. Lin indirectly through, Total Devices Management, Ltd., an entity that is wholly-owned by Mr. Lin.

(4)     Barry M. Kitt exercises investment discretion and control over the shares of common stock of the issuer held by Pinnacle China Fund, L.P. ("Pinnacle China"). Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt hereby disclaims beneficial ownership of the shares of common stock reported herein to the extent of his direct or indirect pecuniary interest therein, and nothing herein shall be deemed to be an admission that Mr. Kitt is the beneficial owner of the shares of common stock reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended or for any other purpose.

(5)     Barry M. Kitt exercises investment discretion and control over the shares of common stock of the issuer held by The Pinnacle Fund, L.P., ("Pinnacle"). Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt hereby disclaims beneficial ownership of the shares of common stock reported herein to the extent of his direct or indirect pecuniary interest therein, and nothing herein shall be deemed to be an admission that Mr. Kitt is the beneficial owner of the shares of common stock reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended or for any other purpose.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DESCRIPTION OF CAPITAL STOCK

Common and Preferred Stock

We are authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share. On October 2, 2006, we effected a 4.44444444-to-1 forward split of the outstanding shares of our common stock held as of September 1, 2006. As of September 10, 2007, we have 39,418,720 shares of common stock issued and outstanding. We do not have any authorized preferred stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our independent stock transfer agent is Island Stock Transfer, Inc., 100 2nd Avenue South, Suite 104N, St. Petersburg, Florida 33701. Their telephone number is (727) 289-0010.

Warrants

In connection with our private placement which closed on January 31, 2007 and February 6, 2007, Roth Capital Partners, LLC, and Oppenheimer & Co., Inc., our placement agent and finder, respectively, received, as partial compensation, warrants to purchase an aggregate of 550,789 shares of our common stock. The warrants have a term of five years, are immediately exercisable at $2.28 per share, subject to the usual adjustments for certain corporate events.

First Asia Finance Group Limited, who provided consulting services in connection with the private placement also received a five-year warrant to purchase an aggregate of 236,052 shares of our common stock. Their warrant is exercisable immediately at $2.28 per share, subject to the usual adjustments for certain corporate events. First Asia also has demand registration and piggyback registration rights in connection with its warrant.

The shares underlying the foregoing warrants are included in this registration statement.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 10, 2007, we had 39,418,720 shares of common stock outstanding.

Shares Covered by this Prospectus

All of the 8,655,263 shares being registered in this offering may be sold without restriction under the Securities Act of 1933, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  1% of the number of shares of common stock then outstanding, which as of September 10, 2007 would equal 394,187 shares; or

  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD's Electronic Bulletin Board, which is not an "automated quotation system," our stockholders cannon rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

None of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

None of our outstanding shares may currently be sold in reliance on Rule 144.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the common stock offered by this prospectus will be passed upon for us by Broad and Cassel, Attorneys at Law, Miami, Florida.

Our consolidated financial statements (Successor) and iASPEC's financial statements (Predecessor) have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their report appearing herein and elsewhere in this Prospectus. Their report describes how our Company succeeded to the business operations of the Predecessor on October 9, 2006, and as a result, the financial statements of the Successor and the Predecessor are not comparable in all respects. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as an expert in auditing and accounting.

The Predecessor financial statements have been so included in reliance on the reports of Madsen Bros. CPA, Inc., an independent registered accounting firm, given upon the firm's authority as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

Index to Financial Statements

Page

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX MONTHS ENDED JUNE
30, 2007 (UNAUDITED)	F-2

Condensed Consolidated Balance Sheet as of June 30, 2007	F-3

Condensed Consolidated Statements of Income and Comprehensive Income for the Three and Six Months Ended June 30, 2007 and 2006	F-4

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006	F-5

Notes to Condensed Consolidated Financial Statements	F-6

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005, THE
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006 AND THE PERIOD FROM JANUARY 17, 2006
TO DECEMBER 31, 2006	F-11

Report of Independent Registered Public Accounting Firm to China Public Security Technology, Inc.	F-12

Report of Independent Registered Public Accounting Firm to Shenzhen iASPEC Software Engineering Co. Limited	F-13

Statements of Operations for the Year Ended December 31, 2005, and for the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-14

Balance Sheets as of December 31, 2006	F-15

Statement of Stockholder’ Equity for the Year Ended December 31, 2005, and for the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-16

Statements of Cash Flows for the Year Ended December 31, 2005, and for the period from January 1, 2006 to October 8, 2006 and the period from January 17, 2006 To December 31, 2006	F-17

Notes to Financial Statements	F-18

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(UNAUDITED)

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	NOTES	DECEMBER 31	JUNE 30
		2006	2007
			(UNAUDITED)
ASSETS

CURRENT ASSETS
Cash and cash equivalents		$172,316	$5,388,715
Accounts receivable		-	351,215
Prepaid expenses - related party	5	-	745,039
Related party receivables	5	1,410,471	7,247,258
Advances receivable	4	332,479	-
Amount due from a director	5	-	13,666
Other receivables and deposits		243,948	124,880

TOTAL CURRENT ASSETS		2,159,214	13,870,773

NON-CURRENT ASSETS
Property and equipment	6	49,826	5,039,848
Prepaid expenses - related party	5	-	3,886,997

TOTAL NON-CURRENT ASSETS		49,826	8,926,845

TOTAL ASSETS		$2,209,040	$22,797,618

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITES
Accounts payable		$-	$80,513
Advances payable	7	200,000	-
Accrued expenses		66,832	468,774
Tax payable		215,255	182,698
Amounts due to a director	5	82,304	73,105

TOTAL CURRENT LIABILITIES		564,391	805,090

STOCKHOLDERS' EQUITY
Common stock, par $0.01
Authorized capital, 75,000,000 shares
Shares issued and outstanding (2007: 39,418,720
2006: 31,550,298 shares)		50,000	128,684
Additional paid-in capital		-	13,232,527
Reserves	8	159,465	855,310
Retained earnings		1,435,184	7,437,344
Accumulated other comprehensive income		-	338,663

TOTAL STOCKHOLDERS' EQUITY		1,644,649	21,992,528

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$2,209,040	$22,797,618

The accompanying notes are an integral part of the financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

The consolidated statements of income and comprehensive income for the three months and six months ended June 30, 2006 reflects operations of the Predecessor Company. (See Note 1 to the condensed consolidated financial statements)

		PREDECESSOR		SUCCESSOR
		THREE MONTHS	SIX MONTHS	THREE MONTHS	SIX MONTHS
		ENDED	ENDED	ENDED	ENDED
		JUNE 30	JUNE 30	JUNE 30	JUNE 30
	NOTES	2006	2006	2007	2007

REVENUE - THIRD PARTIES		$3,529,712	$5,235,219	$1,750,162	$2,963,480

REVENUE - RELATED PARTY	5	-	-	3,657,433	5,476,256

TOTAL REVENUES		3,529,712	5,235,219	5,407,595	8,439,736

COST OF REVENUES		(1,409,605)	(1,885,545)	(597,831)	(808,543)

GROSS PROFIT		2,120,107	3,349,674	4,809,764	7,631,193

ADMINISTRATIVE EXPENSES		(451,429)	(624,842)	(428,189)	(627,179)
ANNUAL FEE TO iASPEC		-	-	(45,000)	(90,000)
SELLING EXPENSES		(51,487)	(119,116)	(175,132)	(243,801)

INCOME FROM OPERATIONS		1,617,191	2,605,716	4,161,443	6,670,213

OTHER INCOME		-	-	20,267	27,792

INCOME BEFORE TAX		1,617,191	2,605,716	4,181,710	6,698,005

INCOME TAXES	3	(238,655)	(396,201)	377,444	-

NET INCOME		1,378,536	2,209,515	4,559,154	6,698,005

FOREIGN CURRENCY TRANSLATION
GAIN		15,237	156,810	327,345	338,663

COMPREHENSIVE INCOME		$1,393,773	$2,366,325	$4,886,499	$7,036,668

WEIGHTED AVERAGE
NUMBER OF SHARES
BASIC		N/A	N/A	39,418,720	37,766,363
DILUTED		N/A	N/A	39,835,665	38,109,593

EARNINGS PER SHARE
BASIC		N/A	N/A	$0.12	$0.18
DILUTED		N/A	N/A	$0.11	$0.18

  The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

The consolidated statement of cash flows for the six months ended June 30, 2006, reflects operations of the Predecessor Company.  (See Note 1 to the condensed consolidated financial statements)

	PREDECESSOR	SUCCESSOR
	SIX MONTHS	SIX MONTHS
	ENDED	ENDED
	JUNE 30,	JUNE 30,
	2006	2007
OPERATING ACTIVITIES
Net income	$2,209,515	$6,698,005
Adjustments to reconcile net income
to net cash provided from ( used in ) operations
Depreciation	139,220	102,548
Amortization of intangible assets	69,628	-

Changes in operating assets and liabilities
Increase in inventories	(50,047)	-
Decrease ( Increase ) in trade and other receivables	416,193	(225,893)
Decrease ( Increase ) in related parties receivables	872,692	(5,465,413)
Increase in prepaid expenses - related party	-	(4,632,036)
Increase in trade payables	318,935	80,513
Decrease in accrued expenses	(274,983)	391,887
Increase ( Decrease ) in tax payable	206,544	(38,367)

Net cash provided by ( used in ) operating activities	3,907,697	(3,088,756)

INVESTING ACTIVITIES
Advances (to) from third parties	(442,944)	340,999
Amount due to a director	-	(22,865)
Advances to related parties	-	(335,233)
Purchase of plant and equipment	(1,080,138)	(5,092,775)
Capitalised software development cost	(584,737)	-

Net cash used in investing activities	( 1 ,948 ,288 )	( 5 ,109 ,874 )
	(2,107,819)
FINANCING ACTIVITIES
Repayment of advances payable	-	(205,984)
Cash received from private placement of common stock	-	13,311,211

Net cash provided by financing activities	-	13,105,227

EFFECT OF EXCHANGE RATE CHANGES ON CASH	377,779	309,802

NET INCREASE IN CASH AND CASH
EQUIVALENTS	1,799,878	4,906,597

CASH AND CASH EQUIVALENTS, BEGINNING	57,758	172,316

CASH AND CASH EQUIVALENTS, ENDING	$2,235,415	$5,388,715

Supplemental disclosure of cash flow information
Income tax paid	$273,441	$43,796

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

China Public Security Technology, Inc., formerly Irish Mag Inc., and its subsidiaries, (the “Company” or the “Successor”) is a provider of integrated solutions for the public security sector in China, specializing in providing public security information technology and Geographic Information Systems or GIS software operating services.

Reverse Merger Transaction

Between October 6, 2006 and January 31, 2007, the Company consummated a series of transactions whereby it purchased all the issued and outstanding stock of China Public Security Holdings (“CPSH”) from our current Chairman and Executive Officer, Jiang Huai Lin (“Mr. Lin”), for 25,500,000 shares of our common stock.  As a result of these transactions, CPSH and its wholly-owned subsidiary, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Co. Ltd.) (“Public Security”), became the Company’s wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of almost 81% of the Company’s issued and outstanding common stock.

Business Turnkey Agreement

On October 9, 2006, Public Security, entered into a Business Turnkey Agreement, as amended (the “Turnkey Agreement”) with Shenzhen iASPEC Software Engineering Company Limited (“iASPEC” or the “Predecessor”), a PRC company controlled by Mr. Lin, who is also the  President and Chief Executive Officer of the Company.  iASPEC is a software development company that provides public security information technology and Public (“PGIS”) and Civil Geographic Information Systems (“CGIS”) operating services to government and private customers in the PRC.  Under the Turnkey Agreement, Public Security is to pay an annual fee of $180,000 to iASPEC and is to perform all services necessary for iASPEC to fulfill its customer contracts in exchange for 100% or 90% of the revenues from such contracts, depending on the contract.   In addition, under the Turnkey Agreement, iASPEC granted Public Security an exclusive, royalty-free, transferable, worldwide perpetual license to use and install iASPEC’s proprietary software.  No other tangible assets or liabilities were transferred to Public Security under the Turnkey Agreement.  Accordingly, Public Security essentially succeeded to the business operations of iASPEC and iASPEC is considered the Predecessor to Public Security.  Although the Successor was formed on January 17, 2006, it had no operations in the period from January 17, 2006 through June 30, 2006.  Therefore, the accompanying financial statements for the period from January 1, 2006 through June 30, 2006 (the “Predecessor Period”) reflect the results of operations of iASPEC (the “Predecessor”).  The accompanying financial statements for the period from January 1, 2007 through June 30, 2007 (the “Successor Period”) reflect the results of operations of CPSH.  Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects.

The unaudited condensed consolidated financial statements of  Company and iASPEC have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.  However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained  for a full year. The condensed consolidated balance sheet information as of December 31, 2006 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB. These interim financial statements should be read in conjunction with that report.

2. USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results when ultimately realized could differ from those estimates.

3. INCOME TAXES

Pre-tax income for the Predecessor and Successor is taxable in the PRC. The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone, to income tax expense is as follows:

	Predecessor		Successor

	Three months	Six months	Three months	Six months
	ended	ended	ended	ended
	June 30	June 30	June 30	June 30
	2006	2006	2007	2007

PRC Federal statutory tax rate	15%	15%	15%	15%

Computed expected income tax expense	$242,579	$390,857	$627,257	$1,004,701
Tax exemption	-	-	(1,004,701)	(1,004,701)
Permanent differences	(3,924)	5,344	-	-

Income taxes	$238,655	$396,201	$(377,444)	$-

The Company, its PRC subsidiary, Public Security (Successor) and iASPEC (Predecessor) are all governed by the Income Tax Laws of the PRC and are subject to the PRC’s enterprise income tax, or EIT.  The statutory rate is 33%.  However, since both Public Security and iASPEC are situated in the Shenzhen Economic Special Zone, both companies are entitled to a permanent preferential income tax rate of 15% of assessable profits.  As a wholly owned foreign investment enterprise, Public Security is entitled to enjoy a two year tax exemption, followed by a 7.5% tax exemption for three years thereafter.  On August 10, 2007, Public Security was granted EIT exemption by PRC tax authorities, retroactive to as of January 1, 2007.  As a result, the Company recorded an income tax benefit of $377,444 during the three months ended June 30, 2007, to reverse its previously recorded estimate of the EIT.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, or FIN 48, on January 1, 2007, and did not have any unrecognized tax benefits.  There was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions.  The Company is no longer subject to U.S. federal tax examinations for years before 2004.  Various state and foreign jurisdiction tax years remain open to examination as well, though the Company believes any additional assessment will be immaterial to its consolidated financial statements.

On March 16, 2007, the 10th People’s Congress of China passed the China Unified Corporate Income Tax Law (the “Unified Tax Law”), effective on January 1, 2008, which establishes a single unified 25% income tax rate for most companies, with a preferential income tax rate of 15% to be applicable to enterprises in the Shenzhen Special Economic Zone.  The Company believes that the Unified Tax Law does not impact its qualification to enjoy a tax exemption in fiscal year 2007, and as such, the Company believes that the current tax rate of 0% will continue to apply upon the implementation of the Unified Tax Law in 2008.   Moreover, after the implementation of the Unified Tax Law, the Company believes that enterprises in the Shenzhen Special Economic Zone will still continue to enjoy a two-year tax exemption, followed by a 7.5% tax exemption for three years thereafter.

3. INCOME TAXES (Cont’d)

EIT exemptions claimed by Public Security  may become payable if Public Security were to dissolve within the next 10 years. However, management believes that the PRC tax authorities will not request payment of any such amounts.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.  As of the date of adoption of FIN 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

4. ADVANCES RECEIVABLE

At December 31, 2006, advances receivable represent amounts advanced to Shenzhen Zhenheng Electronics Technology Limited, an unrelated third party company, for working capital.  The advances were unsecured, bore interest at 9.6% per annum and were collected in full in March, 2007.

5. RELATED PARTY BALANCES AND TRANSACTIONS

At December 31, 2006 and June 30, 2007, related party receivables and amounts due from a director consist of:

	December 31	June 30
	2006	2007
Due from related company
Shenzhen iASPEC Software Engineering
Co. Ltd. (the Predecessor)
Revenues under the Turnkey Agreement	$1,185,449	$6,740,862
Fee payable under the Turnkey Agreement	(45,000)	(135,000)
Other advances	154,710	641,396
	1,295,159	7,247,258

Hong Kong United Development Group Limited	115,312	-
Total	$1,410,471	$7,247,258

Prepaid expenses
Current	$-	$745,039
Non-current	-	3,886,997
Total	$-	$4,632,036

Due from / (to) a director

Due to Mr. Lin	$(82,304)	$(73,105)

Due from Mr. Huang	$-	$13,666

5. RELATED PARTY BALANCES AND TRANSACTIONS (cont’d)

For the three months and six months ended June 30, 2007, amounts due from iASPEC for amounts earned under the Turnkey Agreement are as follows

	Three months	Six months
	ended	ended
	June 30, 2007	June 30, 2007

Revenues, per contracts	$8,781,422	$12,713,673

Cost of sales incurred by iASPEC	(4,786,916)	(6,558,443)

Expenses paid by iASPEC on behalf of Public Security	(337,073)	(678,974)

Net	$3,657,433	$5,476,256

Fee payable to iASPEC under the Turnkey Agreement	$45,000	$90,000

Hong Kong United Development Group Limited is 51% controlled by Mr. Lin. The amount due to the Company represents advances as working capital and was unsecured, interest free and refundable on demand. The amount was fully collected in April, 2007.

Prepaid expenses represent amounts advanced to the Predecessor for the establishment of representative offices and branches, and for the development of marketing networks from which the Company will derive benefits under the Turnkey Agreement. The Company expenses these amounts as funds are expended by iASPEC on these activities. During the three months ended June 30, 2007, the Company recorded selling expense and fixed asset additions of approximately $159,366 and $587,670, respectively, as these amounts were expended by iASPEC. Management currently estimates that approximately $1,500,000 of  total prepaid expenses will be expensed in 2007, $3,000,000 in 2008, and the remaining balance in 2009.  The amounts are unsecured, interest free and refundable on demand.

The amounts due from Mr. Huang, a director of the Company, represent short-term advances for expense reimbursements made by the Company to Mr. Huang during the six months ended June 30, 2007, in connection with the Company’s business development activities.  These amounts were unsecured, non-interest bearing and refundable on demand. Subsequent to June 30, 2007, these amounts were charged to expense upon receipt of appropriate expense documentation from the director.

6. PROPERTY AND EQUIPMENT

At December 31, 2006 and June 30, 2007, property and equipment consist of:

	December 31	June 30
	2006	2007

At cost:
Office equipment	$12,830	$13,159
Electronics equipment	38,127	619,075
Motor vehicles	-	432,542
Purchased software	-	486,202
Office building	-	3,594,060
	50,957	5,145,038

Accumulated depreciation	(1,131)	(105,190)

	$49,826	5,039,848

7. ADVANCES PAYABLE

At December 31, 2006, advances payable represent amounts advanced by an unrelated third party in December 2006.  These advances were interest-free, unsecured and were repaid in full in February 2007.

8. RESERVES AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of Public Security, appropriations of net income as reflected in the Company’s PRC statutory financial statements are to be allocated to a statutory reserve, as determined by resolution of the Board of Directors.  Through June 30, 2007, $855,310 has been appropriated for this purpose.

9 STOCKHOLDERS EQUITY

On January 31, 2007 and February 6, 2007, the Company issued an aggregate of 7,868,422 shares of common stock to two accredited investors in a private placement transaction and received proceeds of $13,311,211.  As partial compensation for private placement agent and finder services, a total of 550,789 warrants for the purchase of the Company’s common stock were issued during the three months ended March 31, 2007.   The Company also issued an additional 236,052 warrants for the purchase of its common stock, as partial compensation for financial advisory services related to the private placement transaction.  The foregoing warrants have a term of five years, are exercisable immediately on issuance and have an exercise price of $2.28 per share.

10. FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial statements of Public Security and iASPEC are measured using the local currency (Chinese Renminbi Yuan) as the functional currency.  The balance sheet accounts are translated using the exchange rate in effect at the balance sheet date, and the results of operations of are translated at the average exchange rates during the period. During the three and six months ended June 30, 2007, the Company recorded translation gains of $327,345 and $338,653, respectively, as a component of accumulated other comprehensive income.  During the three and six months ended June 30, 2006, the Predecessor recorded translation gains of $15,237 and $156,810, respectively, as a component of other comprehensive income.

11. SUBSEQUENT EVENTS

Effective in the third quarter of, 2007, Public Security, iASPEC and iASPEC’s shareholders, Mr. Lin and Mr. Jin Zhu Cai, terminated the Turnkey Agreement, and replaced it with a Management Service Agreement (“MSA”), also effective as of July 1, 2007.  Pursuant to the terms of the MSA, iASPEC granted Public Security a ten year, exclusive, royalty-free, transferable, worldwide, license to use and install certain iASPEC software, along with copies of source and object codes relating to such software.  In addition, Public Security licensed back to iASPEC a royalty-free, limited, non-exclusive license to the software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted.  Public Security will have the right to designate two Chinese citizens to serve as senior managers of iASPEC, to serve on iASPEC’s Board of Directors and assist in managing the business and operations of iASPEC.  In addition, both iASPEC and Public Security will require the affirmative vote of the majority of the Company’s Board of Directors, as well as at least one non-insider director of the Company, for certain material actions, as defined, with respect to iASPEC.

Under the MSA, Public Security will receive 100% of the net received profit of iASPEC, and will reimburse iASPEC for all net losses incurred by iASPEC, as such terms are defined in the MSA.  Public Security is also obligated to pay the iASPEC shareholders $180,000 per year.  The MSA also provides that Public Security may advance to iASPEC, at its sole discretion, amounts to be credited against Public Security’s future obligations to iASPEC.  Any such advances will be treated as prepayments and not as loans and  iASPEC will have no obligation to repay any such advances except by crediting the amount of such advances against Public Security’s obligation to reimburse net losses, or by adding the amount thereof to net profit when and as requested by Public Security.  The parties to the MSA also agreed that, by no later than September 30, 2007, they will calculate a true-up amount consisting of the cumulative net profit or net losses of iASPEC from October 9, 2006, when iASPEC commenced its contractual relationship with Public Security, through the date of the MSA, and iASPEC will pay such true-up amount to Public Security if there is a net received profit, while Public Security is obligated to reimburse such true-up amount to iASPEC if it is there is a net loss.

  In connection with the MSA, Public Security also entered into an immediately exercisable purchase option agreement (“Option Agreement”) with iASPEC and its shareholders, pursuant to which the iASPEC shareholders granted the Company or its designee(s) an exclusive, irrevocable option to purchase, from time to time, all or a part of iASPEC’s shares or iASPEC’s assets from the iASPEC shareheolders for $1,800,000 in the aggregate,.  The option may not be exercised if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of iASPEC, to be cancelled or invalidated.

As a result of the MSA and the Option Agreement, iASPEC became a variable interest entity ("VIE") of the Company, and, in accordance with FASB Interpretation 46(R), Consolidation of Variable Interest Entities, iASPEC will be consolidated.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
China Public Security Technology, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of China Public Security Technology, Inc. and subsidiaries (Successor) (Note 1) as of December 31, 2006, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the period from January 17, 2006 to December 31, 2006 (Successor Period); and we have audited the statements of income and comprehensive income, stockholders' equity and cash flows of Shenzhen iASPEC Software Engineering Company Limited (Predecessor) (Note 1) for the period from January 1, 2006 to October 8, 2006 (Predecessor Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Public Security Technology, Inc. and its subsidiaries at December 31, 2006, and the consolidated results of their operations and cash flows for the Successor Period and the results of operations and cash flows of Shenzhen iASPEC Software Engineering Company Limited for the Predecessor Period, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, China Public Security Technology, Inc. succeeded to the business operations of the Predecessor on October 9, 2006. As a result, the financial statements of the Successor and the Predecessor are not comparable in all respects.

GHP Horwath, P.C.
Denver, Colorado
April 10, 2007

Madsen & Associates CPAs, Inc.

 684 East Vine Street #3, Murray, UT 84107                                                                            PHONE: (801) 268-2632 FAX: (801) 268-3978

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shenzhen iASPEC Software Engineering Co. Limited
(Incorporated in the People's Republic of China)

We have audited the accompanying balance sheets of Shenzhen iASPEC Software Engineering Co. Limited as of December 31, 2005 and 2004 and the related statements of operations and comprehensive income, stockholder's equity, and cash flows for the year ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shenzhen iASPEC Software Engineering Co. Limited. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

s/Madsen & Associates CPA's, Inc.
Madsen & Associates CPAs, Inc.

Murray, Utah
August 11, 2006

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

The consolidated statements of operations for the year ended December 31, 2005 and for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company. (See Note 1 to the consolidated financial statements)

		PREDECESSOR		SUCCESSOR
			JANUARY 1	JANUARY 17
		YEAR ENDED	THROUGH	THROUGH
		DECEMBER 31	OCTOBER 8	DECEMBER 31
	NOTES	2005	2006	2006

REVENUE - THIRD PARTIES		$5,023,065	$9,644,332	$989,755

REVENUE - RELATED PARTY	5	-	-	1,185,449

TOTAL REVENUES		5,023,065	9,644,332	2,175,204

COST OF REVENUES		(2,292,785)	(3,739,518)	(89,934)

GROSS PROFIT		2,730,280	5,904,814	2,085,270

ADMINISTRATIVE EXPENSES		(474,822)	(924,196)	(97,510)
ANNUAL FEE TO iASPEC		-	-	(45,000)
SELLING EXPENSES		(184,494)	(157,855)	(60,013)

INCOME FROM OPERATIONS		2,070,964	4,822,763	1,882,747

OTHER INCOME		62,296	6,584	1,305

INCOME BEFORE TAX		2,133,260	4,829,347	1,884,052

INCOME TAXES	3	(321,000)	(749,381)	(289,403)

NET INCOME		1,812,260	4,079,966	1,594,649

FOREIGN CURRENCY TRANSLATION
ADJUSTMENT		-	268,305	-

COMPREHENSIVE INCOME		$1,812,260	$4,348,271	$1,594,649

WEIGHTED AVERAGE NUMBER
OF SHARES		N/A	N/A	26,958,104

BASIC AND DILUTED
EARNINGS PER SHARE		N/A	N/A	$0.06

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2006

	NOTES

ASSETS

CURRENT ASSETS
Cash and cash equivalents		$172,316
Related party receivables	5	1,410,471
Advances receivable	4	332,479
Other receivables and deposits		243,948

TOTAL CURRENT ASSETS		2,159,214

PROPERTY AND EQUIPMENT	6	49,826

TOTAL ASSETS		$2,209,040

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Advances payable	7	$200,000
Accrued expenses		66,832
Tax payable		215,255
Amounts due to a director	5	82,304

TOTAL CURRENT LIABILITIES		564,391

STOCKHOLDERS' EQUITY
Common stock, par $0.01
Authorized capital, 75,000,000 shares
Shares issued and outstanding 31,550,298 shares		50,000
Reserves	8	159,465
Retained earnings		1,435,184

TOTAL STOCKHOLDERS' EQUITY		1,644,649

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$2,209,040

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

The consolidated statements of stockholders' equity for the year ended December 31, 2005 and for the period from January 1 to October 8, 2006 reflects equity of the Predecessor Company. (See Note 1 to the consolidated financial statements)

						Accumulated
	Common stock		Additional	Retained		other
	par value $0.12		paid-in	earnings		comprehensive
	Shares	Amount	capital	(deficit)	Reserve	income	Total
THE PREDECESSOR:

Balance as at January 1, 2005	30,000,000	$3,642,000	$665,548	$(965,334)	$-	$-	$3,342,214

Net income for the year ended
December 31, 2005	-	-	-	1,812,260	-	-	1,812,260

Balance as at January 1, 2006	30,000,000	3,642,000	665,548	846,926	-	-	5,154,474

Net income for the period from January, 1, 2006
through October 8, 2006	-	-	-	4,079,966	-	-	4,079,966
Foreign currency translation adjustments	-	-	-	-	-	268,305	268,305
Transfer to reserve	-	-	-	(774,551)	774,551	-	-
Balance as at October 8, 2006	30,000,000	$3,642,000	$665,548	$4,152,341	$774,551	$268,305	$9,502,745

					Accumulated
	Common stock				other
	par value $0.01		Retained		comprehensive
	Shares	Amount	earnings	Reserve	income	Total
THE SUCCESSOR:

Capital contribution January 17, 2006	25,500,000	$50,000	$-	$-	$-	$50,000
Acquisition of Irish Mag Inc.	6,050,298	-	-	-	-	-
Net income from January 17, 2006
through December 31, 2006	-	-	1,594,649	-	-	1,594,649
Transfer to reserve	-	-	(159,465)	159,465	-	-
Balance as at December 31, 2006	31,550,298	$50,000	$1,435,184	$159,465	$-	$1,644,649

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

The consolidated statements of cash flows for the year ended December 31 2005 and for the period from January 1 to October 8, 2006 reflect operations of the Predecessor Company.

	PREDECESSOR		SUCCESSOR
		JANUARY 1	JANUARY 17
	YEAR ENDED	THROUGH	THROUGH
	DECEMBER 31,	OCTOBER 8,	DECEMBER 31,
	2005	2006	2006
OPERATING ACTIVITIES
Net income	$1,812,260	$4,079,966	$1,594,649
Adjustments to reconcile net income
to net cash providing from operations
Depreciation	362,970	422,946	1,131
Amortization of intangible assets	61,122	105,630	-

Changes in operating assets and liabilities
(Increase) decrease in inventories	(274,288)	203,236	-
Increase in trade and other receivables	(1,632,279)	1,516,215	(243,948)
Increase in related parties receivables	-	-	(1,295,159)
Increase in trade payables	6,956	150,266	-
Increase in accrued expenses	40,640	(11,332)	66,832
Increase in tax payable	-	354,520	215,255

Net cash provided by operating activities	377,381	6,821,447	338,760

INVESTING ACTIVITIES
Advances to third parties	-	-	(332,479)
Advances to related parties	-	(1,563,806)	(115,312)
Purchase of plant and equipment	(30,876)	(3,329,474)	(50,957)
Capitalised software development cost	(331,491)	(102,953)	-

Net cash used in investing activities	(362,367)	(4,996,233)	(498,748)

FINANCING ACTIVITIES
Advances payable	-	-	200,000
Amount due to stockholder	-	-	82,304
Short term loan	-	632,591	-
Capital contribution	-	-	50,000

Net cash provided by financing activities	-	632,591	332,304

NET INCREASE IN CASH AND CASH
EQUIVALENTS	15,014	2,457,805	172,316

EFFECT OF EXCHANGE RATE ON CASH	-	65,740	-

CASH AND CASH EQUIVALENTS, BEGINNING	42,744	57,758	-

CASH AND CASH EQUIVALENTS, ENDING	$57,758	$2,581,303	$172,316

Supplemental disclosure of cash flow information
Income tax paid	$159,380	$508,712	$74,148

The accompanying notes are in integral part of these consolidated financial statements.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31 2005
PERIOD FROM JANUARY 1, 2006 TO OCTOBER 8, 2006
PERIOD FROM JANUARY 17, 2006 TO DECEMBER 31 2006

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

China Public Security Technology, Inc. (formerly, Irish Mag, Inc.) (“CPST”) is a provider of integrated solutions for the public security sector in the People's Republic of China (“PRC”), specializing in providing public security information communication applications and Geographic Information Systems (“GIS”) software services. These services are provided through CPST's wholly owned subsidiary, Bo Hai Wen Technology (Shenzhen) Company (“Bo Hai Wen”). As further described below, prior to October 9, 2006, these business operations were performed by CPST's predecessor, Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”). The majority owner of both CPST and iASPEC is Mr. Lin Jiang Huai (“Lin”). Prior to October 9, 2006, the Company was a privately owned entity formed as a British Virgin Island holding company (“CPST BVI”). Through a series of transactions commencing on October 6, 2006, CPST BVI and Irish Mag, Inc. (“Irish Mag”), a public shell company, entered into a reverse merger whereby Irish Mag acquired all the outstanding common stock of CPST BVI (the “Acquisition”). For accounting purposes, the Acquisition of CPST BVI by Irish Mag has been recorded as a reverse acquisition of a public shell and a recapitalization of CPST BVI based on factors demonstrating that CPST BVI represents the accounting acquirer. The Acquisition is equivalent to the issuance of stock by CPST BVI for the net monetary assets (which were not significant) of Irish Mag. The shareholders of CPST BVI received approximately 81% of the post-Acquisition common stock of Irish Mag. In addition, post-Acquisition management personnel and the Board of Directors of the Company now consist of individuals previously holding such positions with CPST BVI. The historical shareholders' equity of CPST BVI prior to the Acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the Acquisition. The restated consolidated retained earnings of CPST BVI have been carried forward after the Acquisition. Immediately prior to the Acquisition, Irish Mag. was essentially a shell company. Irish Mag changed its name to China Public Security Technology, Inc. (the “Company”) in January 2007. Prior to the Acquisition, Irish Mag had 1,350,000 shares of common stock outstanding. On October 2, 2006, Irish Mag effected a forward stock split of 4.44444444:1, which increased the issued share capital to 6,000,000 shares of common stock. Share and per share amounts have been retroactively restated to reflect the forward stock splits.

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

October 24, 2006, the Company issued an additional 50,298 shares to the former majority shareholder of Irish Mag in connection with the Acquisition.

On October 9, 2006, Bo Hai Wen entered into a Business Turnkey Agreement, as amended (the “Turnkey Agreement”) with Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”), a PRC company controlled by Lin. iASPEC is a software development company that sells Public (“PGIS”) and Civil Geographic Information Systems (“CGIS”) to government and private customers in the PRC. Under the Turnkey Agreement, Bo Hai Wen is to pay an annual fee of $180,000 to iASPEC and is to perform all services necessary for iASPEC to fulfill its customer contracts in exchange for 100% or 90%, depending on the contract, of contract amounts. In addition, under the Turnkey Agreement, iASPEC granted Bo Hai Wen an exclusive, royalty-free, transferable, worldwide perpetual license to use and install iASPEC's proprietary software. No other tangible assets or liabilities were transferred to Bo Hai Wen under the Turnkey Agreement. Accordingly, Bo Hai Wen essentially succeeded to the business operations of iASPEC and iASPEC is considered the Predecessor to Bo Hai Wen. The financial statements for the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 (the “Predecessor Period”) reflect the results of operations of iASPEC (the “Predecessor”). The financial statements for the period from January 17, 2006 through December 31, 2006 (the “Successor Period”) reflect the results of operations of CPST BVI (the “Successor”). Accordingly, the results of operations of the Predecessor and the Successor are not comparable in all respects.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of consolidation

The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

(b) Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the assets' estimated useful lives, using the straight-line method. Estimated useful lives of property and equipment are as follows:

Office equipment	5 years
Electronics equipment	5 years

Maintenance and repairs costs are expensed as incurred, whereas significant renewals and betterments are capitalized.

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is determined by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of December 31, 2006.

(d) Fair Value of Financial Instruments

The Company's financial instruments include cash and cash equivalents, related party receivables and payables, other receivables, other payables, tax payables and amount due to a director. Management has estimated that the carrying amount of cash and cash equivalents, other receivables, other payables and tax payables approximates their fair value due to their short-term nature. The fair value of the related party receivables and amounts due to a director is not practicable to estimate due to the related party nature of the transactions.

(e) Concentration of Risks

During the year ended December 31, 2005, 1 customer accounted for 35% of third party revenues. During the period from January 1, 2006 through October 8, 2006, no customer accounted for over 10% of third party revenues. During the period from January 17, 2006 through December 31, 2006, no customer accounted for greater than 10% of third party revenues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Only entities that possess the necessary government licenses and approvals may obtain certain PGIS contracts with PRC Government customers and, because Bo Hai Wen is considered a foreign owned entity in the PRC, it cannot possess these licenses and approvals. Instead Bo Hai Wen relies exclusively on iASPEC to solicit and obtain PGIS contracts, which Bo Hai Wen will then fulfill under the Turnkey Agreement. During the Successor Period, Bo Hai Wen had neither the PRC required licenses nor the workforce necessary to perform under the Turnkey Agreement and relied upon iASPEC's licenses and workforce to fulfill its obligations thereunder. During the Successor Period, many of the expenses of the Company were incurred and paid by iASPEC. In accordance with SEC staff Accounting Bulletin 55, the Successor Period financial statements reflect all of the costs associated with the operations of Bo Hai Wen. Because iASPEC fulfilled all obligations for contracts under the Turnkey Agreement, substantially all costs incurred and paid for by iASPEC during the Successor Period have been allocated to Bo Hai Wen. Management believes that this method of allocation is reasonable. Accordingly amounts reported by Bo Hai Wen under the Turnkey Agreement reflect contract amounts net of costs incurred by iASPEC. Amounts reported by Bo Hai Wen represent approximately 55% of total revenues during the Successor Period. Bo Hai Wen expects to continue to rely exclusively on iASPEC to execute these PGIS contracts. During the Successor Period, 2 customers accounted for 13% and 29% of gross revenues under the Turnkey Agreement.

(f) Economic and Political Risks

The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(g) Revenue Recognition

During the Predecessor Period, revenues from products were recognized only when persuasive evidence of an arrangement existed, delivery had occurred or services had been rendered, the price to the customer was fixed or determinable, and collectibility was reasonably assured. Generally, revenue was recognized (1) upon shipment for equipment and software, (2) as work was performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. The Company's revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” and AICPA Statement of Position No. 97-2, “Software Revenue Recognition”

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g) Revenue Recognition (Continued)

During the Successor Period, Bo Hai Wen generated revenues from CGIS contracts with its customers. Revenues from products are recognized only when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the customer is fixed or determinable, and collectibility is reasonably assured. Generally, revenue is recognized (1) upon shipment for equipment and software, (2) as work is performed for professional services and (3) in equal periodic amounts over the term of the contract for software and hardware maintenance. The Company's revenue recognition policies are in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” and AICPA Statement of Position No. 97-2, “Software Revenue Recognition”.

In addition, during the Successor Period Bo Hai Wen generated revenues under the Turnkey Agreement. Through December 31, 2006, Bo Hai Wen had neither the PRC required licenses nor the workforce necessary to perform under the Turnkey Agreement and relied upon iASPEC's licenses and workforce to fulfill its obligations thereunder. Because iASPEC maintains all customer relationships, procures the hardware required for each contract, and provides the workforce and facilities necessary to fulfill contracts, amounts reported by Bo Hai Wen under the Turnkey Agreement reflect contract amounts net of costs incurred by iASPEC.

The majority of revenues are generated from fixed-price contracts, which provide for licenses to software products, and services to customize such software to meet customers' use. Generally, when the services are determined to be essential to the functionality of the delivered software, revenue is recognized using the percentage of completion method of accounting in accordance with SOP 97-2 and 81-1 “Accounting for Long-term Construction Type Contracts”. The percentage of completion for each contract is estimated based on the ratio of direct labor hours incurred to total estimated direct labor hours.

(h) Foreign Currency Translation

The functional currency of Bo Hai Wen is Renminbi (RMB) and the RMB is not freely convertible into foreign currencies. Bo Hai Wen maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods. Transaction gains or losses were not significant for the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On October 9, 2006, in connection with the Acquisition, the Company adopted the United States dollar as its reporting currency. The financial statements for the Predecessor Period have been recast using a method consistent with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation” to reflect the United States dollar as if the United States dollar had been used for the Predecessor Period.

Accordingly, for financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders' equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders' equity. The exchange rates adopted are as follows:-

	December 31 2006	October 8 2006	2005

Year / Period end exchange rate	7.805	7.904	8.237

Average yearly / period exchange rate	7.805	8.000	8.237

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(i) Accounting for Computer Software to Be Sold, Leased or Otherwise Marketed

The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”. Costs related to establishing the technological feasibility of a software product are expensed as incurred as a part of research and development in general and administrative expenses. There were no research and development expenses in the Predecessor and Successor Periods. Costs that are incurred to produce the finished product after technological feasibility is established are capitalized and amortized over the estimated economic life of 5 years. The Company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. Software development costs of $331,491 and $102,953 were capitalized during the year ended December 31, 2005 and the period from January 1, 2006 through October 8, 2006 respectively. No software development costs were capitalized in the Successor Period.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

During the Predecessor Period from January 1, 2006 through October 8, 2006 and the year ended December 31, 2005, amortization expense of approximately $106,000 and $61,000, respectively was charged to income.

(j) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(k) Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

(l) Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that shared in the earnings of the entity. There were no outstanding dilutive securities during 2006.

(m) Sales, use and other Value Added Tax

Revenue is recorded net of applicable state, use and other Value Added Tax.

(n) Recent Accounting Pronouncements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS 109 “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance for de-recognition of tax positions, financial statement classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006. Adoption of this statement is not expected to have a material effect on the operating results of the Company, as a recently completed assessment of the Company's current tax positions indicated no uncertainties that would warrant different recognition and valuation from that applied in the Company's tax returns.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this statement will have on its financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

3. INCOME TAXES

Pre-tax income for the Predecessor and Successor periods was taxable in the PRC. The reconciliation of income taxes computed at the PRC federal statutory tax rate applicable to enterprises operating in the Shenzhen Special Economic Zone, to income tax expense is as follows:

	Predecessor		Successor
		January 1	January 17
	Year ended	through	through
	December 31	October 8	December 31
	2005	2006	2006

PRC Federal statutory tax rate	15%	15%	15%

Computed expected income tax expense	$319,989	$724,402	$282,607
Permanent differences	1,011	24,979	6,796

Income taxes	$321,000	$749,381	$289,403

The Company is governed by the Income Tax Laws of the PRC. The statutory rate for Enterprise Income Tax is 33%. As both the Predecessor and Successor companies are situated in the Shenzhen Economic Special Zone, both companies are entitled to a permanent preferential income tax of 15%.

4. ADVANCES RECEIVABLE

At December 3,1 2006, advances receivable represent amounts advanced to Shenzhen Zhenheng Electronics Technology Limited, an unrelated third party, for working capital. The advances are unsecured, bear interest at 9.6% per annum and were collected in full on March 28, 2007.

5. RELATED PARTY BALANCES AND TRANSACTIONS

At December 31 2006, related party receivables and amount due to a director consist of:

Due from related company
Shenzhen iASPEC Software Engineering Co. Ltd. (The Predecessor)
Revenues under the Turnkey Agreement	$1,185,449
Fee payable under the Turnkey Agreement	(45,000)
Other advances	154,710
1,295,159
Hong Kong United Development Group Limited	115,312
$1,410,471

Due to a director
Lin Jiang Huai	$82,304

At December 31 2006, the amount due from iASPEC represents amounts earned under the Turnkey Agreement, as follows:

Revenues, per contracts	$2,677,498
Cost of sales incurred by iASPEC	(858,149)
Expenses paid by iASPEC on behalf of Bo Hai Wen	(633,900)
Net	$1,185,449

Fee payable to iASPEC under the Turnkey Agreement	$45,000

Hong Kong United Development Group Limited is 51% controlled by Lin, The amount represents advances to the company as working capital and is unsecured, interest free and were repaid in full on April 6, 2007.

The amount due to Mr. Lin represents advances to the Company as working capital. The amount is unsecured, non-interest bearing and is due on demand.

6. PLANT AND EQUIPMENT

At December 31, 2006, plant and equipment consist of:

At cost:
Office equipment	$12,830
Electronics equipment	38,127
50,957

Accumulated depreciation	(1,131)

$49,826

7 ADVANCES PAYABLE

At December 31, 2006, advances payable represent amounts advanced by an unrelated third party in December 2006. These advances were interest-free, unsecured and were repaid in full in February 2007.

8. RESERVE AND DISTRIBUTION OF PROFIT

In accordance with relevant PRC regulations and the Articles of Association of Bo Hai Wen, appropriations of net income as reflected in its PRC statutory financial statements are to be allocated to statutory reserve, as determined by resolution of the Board of Directors. Through December 31, 2006, $159,465 has been appropriated.

9. SUBSEQUENT EVENTS

On January 16, 2007, the Company entered into a Securities Purchase Agreement (“SPA”) with 2 investors (the “Investors”), pursuant to which the Company is to issue 7,868,422 shares of common stock for $1.90 per share in a private placement. On January 31, 2007, one half of the shares was issued and on February 6, 2007 the second half was issued. The Company paid fees in connection with the SPA of approximately $670,000 and issued warrants to purchase 786,841 shares of common stock for $2.28 per share. The warrants have a five year term and were immediately exercisable. Net proceeds to the Company were approximately $14,280,000. On January 31, 2007, the Company executed a Registration Rights Agreement in connection with the SPA, under which the SPA shares are to be registered under the Securities Act of 1933. Concurrently with the execution of the SPA, Lin executed an escrow agreement (the “Make Good Escrow Agreement”) with the Investors pursuant to which Lin agreed to certain “make good” provisions in the event that the Company did not meet certain income thresholds for fiscal years 2007 and 2008. Pursuant to the Make Good Escrow Agreement, Lin established an escrow account and delivered to the escrow agent certificates evidencing 7,894,736 shares of the Company's common stock held by him (the “Make Good Shares”) along with blank stock powers, to be held for the benefit of the Investors. Lin agreed that if the after tax net income (ATNI) for the Company's 2007 and 2008 fiscal years does not meet specified thresholds, then he will transfer to the Investors, on a pro rata basis, 3,947,368 shares of the Company's common stock that are currently owned by him.

9. SUBSEQUENT EVENTS (CONTINUED)

On March 30, 2007, the Company obtained PRC regulatory approval for its acquisition of the land use rights underlying its purchase of approximately 1,200 square meters of new office space. Under PRC regulations, the land on which the office space sits is held under a 50-year lease with the PRC government, of which 40 years remain at December 31, 2006. The new office space cost approximately $2,850,000, which was paid on March 20, 2007. The office space is expected to be ready for occupancy in June 2007.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

8,655,263 shares of common stock

PROSPECTUS

________, 2007

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstance, against attorney's fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$1,820
Printing Fees and Expenses	12,500
Legal Fees and Expenses	175,000
Accounting Fees and Expenses	5,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	3,000
Total	$200,820

Item 26. Recent Sales of Unregistered Securities

Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all the issued and outstanding stock of CPSH from our current Chairman and Executive Officer Jiang Huai Lin, for 25,500,000 shares of our common stock in the aggregate. As a result of these transactions CPSH and its wholly-owned subsidiary, Bo Hai Wen, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock in the aggregate, which, at January 31, 2007, constituted 80.8 % of our issued and outstanding common stock. Mr. Lin has since transferred 132,065 of these shares and now holds 21,717,935 of these shares directly and 3,150,000 of these shares indirectly through Total Device Management Limited, an entity controlled by Mr. Lin.

On January 31, 2007 and February 6, 2007, we issued 7,868,422 shares of our common stock to two accredited investors in a private placement transaction. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

The foregoing securities were issued to these investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder. We relied upon Rule 506 of Regulation D under the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our Management made the determination that the investors are accredited investors as defined in Regulation D, based upon Management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Item 27. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form SB-2.

Exhibit
No.	Description

3.1*

Amended and Restated Articles of Incorporation of the Registrant, as filed with the Secretary of State of Florida on January 25, 2006 (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Company on January 26, 2006).

3.2*	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the registration statement on Form SB-2 filed by the Company on March 1, 2006).

4.1*

Registration Rights Agreement, dated January 31, 2007, among Irish Mag, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on February 1, 2007).

4.2*

Amendment No. 1 to Registration Rights Agreement, dated March 9, 2007, among China Public Security Technology, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on March 20, 2007).

4.3*	China Public Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Company on June 13, 2007).

5	Opinion of Broad and Cassel, Attorneys at Law, as to the legality of the shares.

10.1*

Securities Purchase Agreement, dated January 16, 2007, among Irish Mag, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on January 17, 2007).

10.2*

Amendment No. 1 to the Securities Purchase Agreement, dated January 31, 2007, among Irish Mag, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.3*

Make Good Escrow Agreement, dated January 31, 2007, among Irish Mag, Inc., Mr. Jiang Huai Lin, the investors signatory thereto, Roth Capital Partners, LLC and Securities Transfer Corporation, as escrow agent (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.4*

Lockup Agreement, dated January 31, 2007, among Irish Mag, Inc. and the stockholders signatory thereto (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.5*

Rescission; Termination and Share Exchange Agreement, dated January 31, 2007, among Shenzhen iASPEC Software Engineering Company Limited, the shareholders of iASPEC who are signatories thereto, including Jiang Huai Lin, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited), China Public Security Holdings Limited and Irish Mag, Inc. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.6*

Amended and Restated Business Turnkey Agreement, dated as of January 31, 2007, by and between Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited) and Shenzhen iASPEC Software Engineering Company Limited and the shareholders of iASPEC party thereto (incorporated by reference to Exhibit 10.6 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.7*

English Translation of Form of China Public Security Technology, Inc. Employment Agreement (incorporated by reference to Exhibit 10.7 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.8*

English Translation of Form of China Public Security Technology, Inc. Non-Disclosure Agreement (incorporated by reference to Exhibit 10.8 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.9*

Letter Agreement, dated March 29, 2007, among China Public Security Technology, Inc., and the investors and stockholder signatory thereto (incorporated by reference to Exhibit 10.9 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.10*

Management Service Agreement, dated as of August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.11*	Guaranty, dated August 1, 2007, by Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.12*

Purchase Option Agreement, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.13*

Notice of Termination, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.14*	Form of China Public Security Technology, Inc. Independent Director Agreement (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.15*	Form of China Public Security Technology, Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.16	Letter Agreement, dated as of September 12, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai.

14*	Code of Ethics, adopted on April 1, 2007 (incorporated by reference to Exhibit 14 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

21*	List of Subsidiaries (incorporated by reference to Exhibit 21 of the registration statement on Form SB-2 filed by the Company on April 23, 2007).

23.1	Consent of Madsen Bros. CPA, Inc.

23.2	Consent of GHP Horwath, P.C.

23.3	Consent of Broad and Cassel, Attorneys at Law, included in Exhibit 5.

24	Power of Attorney (included on the signature page of this registration statement)

_____________
* Incorporated by reference

Item 28. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)             Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b)             Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(c)             Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People's Republic of China, on the 14th day of September, 2007.

China Public Security Technology, Inc.
By:	/s/ Jiang Huai Lin
Jiang Huai Lin President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jiang Huai Lin, his attorney-in-fact, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and abbreviated registration statements), and any and all registration statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of common stock of China Public Security Technology, Inc., and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form SB-2 has been signed by the following persons in the capacities indicated on September 14, 2007.

Signature	Title

/s/ Jiang Huai Lin	Chief Executive Officer and Chairman
Jiang Huai Lin	(Principal Executive Officer)

/s/ William Ho	Chief Financial Officer
William Ho	(Principal Accounting Officer and Principal Financial Officer)

/s/ Zhi Xiong Huang	Director
Zhi Xiong Huang

Exhibit
No.	Description

3.1*

Amended and Restated Articles of Incorporation of the Registrant, as filed with the Secretary of State of Florida on January 25, 2006 (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Company on January 26, 2006).

3.2*	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the registration statement on Form SB-2 filed by the Company on March 1, 2006).

4.1*

Registration Rights Agreement, dated January 31, 2007, among Irish Mag, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on February 1, 2007).

4.2*

Amendment No. 1 to Registration Rights Agreement, dated March 9, 2007, among China Public Security Technology, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed by the Company on March 20, 2007).

4.3*	China Public Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed by the Company on June 13, 2007).

5	Opinion of Broad and Cassel, Attorneys at Law, as to the legality of the shares.

10.1*

Securities Purchase Agreement, dated January 16, 2007, among Irish Mag, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on January 17, 2007).

10.2*

Amendment No. 1 to the Securities Purchase Agreement, dated January 31, 2007, among Irish Mag, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.3*

Make Good Escrow Agreement, dated January 31, 2007, among Irish Mag, Inc., Mr. Jiang Huai Lin, the investors signatory thereto, Roth Capital Partners, LLC and Securities Transfer Corporation, as escrow agent (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.4*

Lockup Agreement, dated January 31, 2007, among Irish Mag, Inc. and the stockholders signatory thereto (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.5*

Rescission; Termination and Share Exchange Agreement, dated January 31, 2007, among Shenzhen iASPEC Software Engineering Company Limited, the shareholders of iASPEC who are signatories thereto, including Jiang Huai Lin, Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited), China Public Security Holdings Limited and Irish Mag, Inc. (incorporated by reference to Exhibit 10.5 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.6*

Amended and Restated Business Turnkey Agreement, dated as of January 31, 2007, by and between Public Security Technology (PRC) Co., Ltd. (formerly, Bo Hai Wen Technology (Shenzhen) Company Limited) and Shenzhen iASPEC Software Engineering Company Limited and the shareholders of iASPEC party thereto (incorporated by reference to Exhibit 10.6 of the current report on Form 8-K filed by the Company on February 1, 2007).

10.7*

English Translation of Form of China Public Security Technology, Inc. Employment Agreement (incorporated by reference to Exhibit 10.7 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.8*

English Translation of Form of China Public Security Technology, Inc. Non-Disclosure Agreement (incorporated by reference to Exhibit 10.8 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.9*

Letter Agreement, dated March 29, 2007, among China Public Security Technology, Inc., and the investors and stockholder signatory thereto (incorporated by reference to Exhibit 10.9 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

10.10*

Management Service Agreement, dated as of August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.11*	Guaranty, dated August 1, 2007, by Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.12*

Purchase Option Agreement, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.3 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.13*

Notice of Termination, dated August 1, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai (incorporated by reference to Exhibit 10.4 of the current report on Form 8-K filed by the Company on August 6, 2007).

10.14*	Form of China Public Security Technology, Inc. Independent Director Agreement (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.15*	Form of China Public Security Technology, Inc. Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the current report on Form 8-K filed by the Company on August 16, 2007).

10.16	Letter Agreement, dated as of September 12, 2007, among Public Security Technology (PRC) Co., Ltd., Shenzhen iASPEC Software Engineering Company Limited, Jiang Huai Lin and Jin Zhu Cai.

14*	Code of Ethics, adopted on April 1, 2007 (incorporated by reference to Exhibit 14 of the annual report on Form 10-KSB filed by the Company on April 16, 2007).

21*	List of Subsidiaries (incorporated by reference to Exhibit 21 of the registration statement on Form SB-2 filed by the Company on April 23, 2007).

23.1	Consent of Madsen Bros. CPA, Inc.

23.2	Consent of GHP Horwath, P.C.

23.3	Consent of Broad and Cassel, Attorneys at Law, included in Exhibit 5.

24	Power of Attorney (included on the signature page of this registration statement)

_____________
* Incorporated by reference